      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 28, 1996

                                                          REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      XIONICS DOCUMENT TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                          5008                           04-3186685
 (STATE OR OTHER JURISDICTION OF     (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER IDENTIFICATION
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)                   NO.)

                               70 BLANCHARD ROAD
                              BURLINGTON, MA 01803
                                 (617) 229-7000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------
                                ROBERT E. GILKES
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                      XIONICS DOCUMENT TECHNOLOGIES, INC.
                               70 BLANCHARD ROAD
                              BURLINGTON, MA 01803
                                 (617) 229-7000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

 MICHAEL P. O'BRIEN, ESQ.                  CAROLYN E. RAMM, ESQ.                 PAUL V. ROGERS, ESQ.
 BINGHAM, DANA & GOULD LLP          XIONICS DOCUMENT TECHNOLOGIES, INC.              HALE AND DORR
    150 FEDERAL STREET                       70 BLANCHARD ROAD                      60 STATE STREET
     BOSTON, MA 02110                       BURLINGTON, MA 01803                   BOSTON, MA 02109
      (617) 951-8000                           (617) 229-7000                       (617) 526-6000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after this Registration Statement is declared effective.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

     If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / __________________

     If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

============================================================================================================
                                                                               PROPOSED
                                                              PROPOSED         MAXIMUM
                                              AMOUNT          MAXIMUM         AGGREGATE
         TITLE OF EACH CLASS OF               TO BE        OFFERING PRICE      OFFERING        AMOUNT OF
      SECURITIES TO BE REGISTERED         REGISTERED(1)     PER SHARE(2)       PRICE(2)     REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per
  share.................................    2,875,000          $12.00        $34,500,000       $11,896.55
============================================================================================================

(1) Includes 375,000 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(a) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                      XIONICS DOCUMENT TECHNOLOGIES, INC.

                             CROSS REFERENCE SHEET
           Pursuant to Item 501(b) of Regulation S-K Showing Location
                   in Prospectus of Part I Items of Form S-1

             REGISTRATION STATEMENT
             ITEM NUMBER AND CAPTION                       LOCATION IN PROSPECTUS
              ----------------------                       ----------------------
  1.  Forepart of the Registration
      Statement and Outside Front Cover
      Page of Prospectus...................    Outside Front Cover Page

  2.  Inside Front and Outside Back Cover
      Pages of Prospectus..................    Inside Front Cover Page; Reports to
                                               Stockholders; Additional Information; Outside
                                               Back Cover Page

  3.  Summary Information, Risk Factors and
      Ratio of Earnings to Fixed Charges...    Prospectus Summary; Risk Factors; The Company

  4.  Use of Proceeds......................    Prospectus Summary; Risk Factors; Use of
                                               Proceeds

  5.  Determination of Offering Price......    Outside Front Cover Page; Underwriting

  6.  Dilution.............................    Dilution

  7.  Selling Security Holders.............    Not applicable

  8.  Plan of Distribution.................    Outside and Inside Front Cover Pages;
                                               Underwriting; Outside Back Cover Page

  9.  Description of Securities to be
      Registered...........................    Prospectus Summary; Capitalization; Dividend
                                               Policy; Description of Capital Stock

 10.  Interests of Named Experts and
      Counsel..............................    Not applicable

 11.  Information with Respect to
      Registrant...........................    Outside and Inside Front Cover Pages;
                                               Prospectus Summary; Risk Factors; The Company;
                                               Use of Proceeds; Dividend Policy;
                                               Capitalization; Dilution; Selected Consolidated
                                               Financial Data; Management's Discussion and
                                               Analysis of Financial Condition and Results of
                                               Operations; Business; Management; Certain
                                               Transactions; Principal Stockholders;
                                               Description of Capital Stock; Shares Eligible
                                               for Future Sale; Consolidated Financial
                                               Statements

 12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities..........................    Not applicable

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY   , 1996

                                2,500,000 SHARES

                          [LOGO] XIONICS
                                 Document Technologies

                                 COMMON STOCK
                            ------------------------

     All of the 2,500,000 shares of Common Stock being offered hereby are being sold by the Company.

     Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company intends to apply for quotation and trading of the Common Stock on the Nasdaq National Market under the symbol "XION."

     SEE "RISK FACTORS" COMMENCING ON PAGE 5 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION   TO   THE  CONTRARY  IS  A  CRIMINAL  OFFENSE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------


                                            PRICE             UNDERWRITING           PROCEEDS
                                              TO             DISCOUNTS AND              TO
                                            PUBLIC           COMMISSIONS(1)         COMPANY(2)
- --------------------------------------------------------------------------------------------------
Per Share..........................           $                    $                    $
- --------------------------------------------------------------------------------------------------
Total (3)..........................           $                    $                    $

- --------------------------------------------------------------------------------------------------
- --------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company, estimated at $800,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to
    Company will be $        , $        and $        , respectively. See
    "Underwriting."


                            ------------------------

     The shares of Common Stock are offered by the several Underwriters, subject to receipt and acceptance by them and to their right to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices of Adams, Harkness & Hill, Inc., Boston,
Massachusetts, on or about           , 1996.

ADAMS, HARKNESS & HILL, INC.                     SOUNDVIEW FINANCIAL GROUP, INC.

                The date of this Prospectus is           , 1996.

                                    [PICTURES]

INTELLIGENT PERIPHERAL SYSTEM

  XIONICS DOCUMENT

     TECHNOLOGIES, INC.

The information age has created large quantities of complex electronics documents that must be distributed and printed throughout an organization and beyond. Xionics' Intelligent Peripheral System provides core page rendering and processing technologies that OEMs incorporate into the printers they sell into the office device market.


                 Internet             Network         Computer

                      Intelligent Peripheral System (IPS)

               Dataflow Applications             Xionics' IPS is designed to
             Page Description Languages          allow OEMs to improve printer
                                                 price/performance, increase
                                                 product differentiation and
                    Core Services                meet increasingly short product
            IPS Dataflow Operating System        development cycles.

                     OEM Hardware

                 Documents
                    Paper


                   Digital Scanning


The artwork shows the Company's Intelligent Peripheral System interfacing between documents and complex graphics and the Internet, corporate networks and individual PC's.



IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Investors should carefully consider the risk factors related to the purchase of Common Stock of the Company. See "Risk Factors."

                                  THE COMPANY

     Xionics Document Technologies, Inc. ("Xionics" or the "Company") designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers and scanners. The Company offers integrated, modular software products, along with firmware and silicon technology products, that enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. Xionics provides standards-based technology around which its customers can design, develop and market differentiated products in a timely manner.

     Electronic devices for handling paper -- printers, copiers, scanners and fax machines -- are ubiquitous in the office environment today. According to Giga Information Group, United States sales of these office devices exceeded $28 billion in 1995 and are expected to grow to more than $33 billion by 1997. End users are demanding greater speed and throughput, higher-quality output, color capability and network connectivity, all at lower costs. In addition, manufacturers of office devices have an increasing need to meet de facto industry standards in areas such as page rendering, networking and Internet protocols. In order to meet user demands and comply with industry standards within a fiercely competitive market, the Company believes that these OEMs increasingly rely on outside suppliers to provide core, enabling software and hardware technologies around which the OEMs can develop differentiated products.

     Currently, the Company markets both printer software and image accelerator products. The Company's IPS-Print software products allow printers to convert commands generated by a software application such as a word-processing program into marks on the printed page; this page description language software is fully compatible with the industry's PostScript and PCL standards. IPS-Print provides the Company's OEM customers with a number of key benefits including improved price/performance, reduced time and risk to market and architectural efficiencies. In addition to IPS-Print, Xionics markets a family of scan, display and print accelerators. These products incorporate imaging technologies such as data compression/decompression, digital signal processing and digital image enhancement, and are used to accelerate the high-volume scanning, display and printing of business transaction records.

     Building on its core competencies in the areas of print and imaging and on its existing relationships with office device manufacturers, the Company is developing an expanded version of IPS into what it believes will be an advanced comprehensive solution that meets design requirements for higher-performance and cost-effective controllers for multifunction peripheral devices ("MFPs"). MFPs combine several paper-handling functions (e.g. printing, copying, scanning and/or faxing) in one device. Currently, the market for MFP devices has been limited by the technical inability of OEMs to produce a device meeting mainstream office requirements for price, performance and quality.

     The Company markets and sells its products worldwide primarily through a direct sales force and through value-added resellers and distributors. As of May 1, 1996, the Company had licensed its printer software products to over 35 OEMs including Hewlett-Packard Company, Seiko Epson Corporation, Sharp Corporation and Xerox Corporation, and had more than 20 distributors of its imaging products. In March 1996, the Company agreed to expand its relationship with Hewlett-Packard by licensing certain of its page description technology to Hewlett-Packard. The Company will continue to cultivate relationships with other major OEMs in an effort to leverage the OEMs' ability to bring significant investment and marketing resources to the distribution of new products. As of May 1, 1996 the Company had 162 full-time employees, including 101 in product development.

                                  THE OFFERING

Common Stock offered ....................................    2,500,000 shares
Common Stock to be outstanding after the offering........   10,030,863 shares(1)
Use of proceeds..........................................   To repay certain indebtedness of the
                                                            Company, for working capital and other
                                                            general corporate purposes. See "Use of
                                                            Proceeds."
Proposed Nasdaq National Market symbol...................   XION

- ---------------
(1) Based on the number of shares of Common Stock outstanding as of March 31, 1996. Excludes 3,281,850 shares of Common Stock reserved for issuance under the Company's stock option plans, of which 2,470,100 shares were subject to outstanding options as of March 31, 1996 at a weighted average exercise price of $0.42 per share. See "Capitalization" and "Management -- Stock Option Plans."

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                               NINE MONTHS ENDED
                                                           YEAR ENDED JUNE 30,                     MARCH 31,
                                                 ---------------------------------------    ------------------------
                                                  1992       1993       1994      1995         1995          1996
                                                 -------    -------    ------    -------    ----------    ----------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenue...................................   $ 8,078     $8,691    $9,131    $15,577       $10,760       $15,536
Gross profit..................................     4,463      4,796     6,235     10,896         7,584        11,255
Operating expenses:
    Research and development..................       682        958     1,308      6,235         4,365         6,347
    Selling, general and administrative.......     5,700      3,755     4,674      6,901         4,876         7,032
    Charge for purchased research and
       development............................        --         --        --      3,492         3,492            --
                                                 -------     ------    ------    -------       -------       -------
Income (loss) from operations.................    (1,919)        83       252     (5,733)       (5,149)       (2,124)
Other income (expense), net...................       346          5        (9)      (292)         (192)         (152)
                                                 -------     ------    ------    -------       -------       -------
Net income (loss).............................   $(1,573)    $   88    $  243    $(6,025)      $(5,341)      $(2,276)
                                                 =======     ======    ======    =======       =======       =======
Pro forma net loss per common and common
  equivalent share............................                                                               $ (0.27)
                                                                                                             =======
Pro forma weighted average number of common
  and common equivalent shares outstanding....                                                                 8,317
                                                                                                             =======

                                                                          MARCH 31, 1996
                                                           ---------------------------------------------
                                                                                            PRO FORMA
                                                           ACTUAL       PRO FORMA(1)      AS ADJUSTED(2)
                                                           -------      ------------      --------------
                                                                          (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...............................   $10,057        $  5,257           $ 27,845
Working capital.........................................     6,254           1,454             24,042
Total assets............................................    16,819          12,019             34,607
Long-term debt, net of current maturities...............     3,014           2,374                280
Stockholders' equity (deficit)..........................    (7,525)            915             25,690

- ---------------
(1) Adjusted to give effect to the transactions and events described in the last paragraph of this Prospectus Summary. In addition, the pro forma statements reflect the credit to additional paid-in capital of all accumulated dividends on the Class C Redeemable Convertible Preferred Stock and the Class D Preferred Stock. See "Certain Transactions."

(2) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock by the Company offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom and to the repayment of $2.1 million in principal amount and $93,000 of accrued interest payable on the secured promissory note payable to Phoenix Technologies Ltd. See "Use of Proceeds" and "Capitalization."


     Except as otherwise noted, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) assumes the conversion of $340,000 in principal amount of the secured promissory note payable to Phoenix Technologies Ltd. into 116,979 shares of Class C Redeemable Convertible Preferred Stock and the repayment of an additional $300,000 in principal amount of such note, (iii) assumes the conversion of all issued Class A Convertible Preferred Stock, Class C Redeemable Convertible Preferred Stock and Class B Common Stock of the Company into Class A Common Stock, (iv) reflects the redesignation of all shares of Class A Common Stock as "Common Stock," (v) reflects the repurchase of 1,000,000 shares of Class D Preferred Stock of the Company from Adobe Systems Incorporated at a repurchase price of $4.5 million, and (vi) has been adjusted to give effect to the amendment and restatement of the Company's Certificate of Incorporation effective immediately prior to the closing of this offering. See "Capitalization," "Description of Capital Stock," "Underwriting" and "Certain Transactions."

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information in this Prospectus before purchasing the Common Stock offered by this Prospectus.

     Operating Losses; Accumulated Deficit. The Company reported net losses of approximately $6.0 million for the fiscal year ended June 30, 1995 and approximately $2.3 million for the nine months ended March 31, 1996, although it reported net income of approximately $243,000 for the fiscal year ended June 30, 1994. Losses have resulted in an accumulated deficit of approximately $12.8 million as of March 31, 1996. There can be no assurance that the Company will achieve profitability on a quarterly or annual basis in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Potential Fluctuations in Quarterly Results. The Company has in the past experienced, and may in the future experience, significant fluctuations in quarterly operating results, which have been and may be caused by many factors, including: the timing of introductions of new products or product enhancements by the Company, its original equipment manufacturer ("OEM") customers or its competitors; personnel changes; the size and timing of individual orders; product returns from the Company's distribution channels; the types of products sold and the range of gross margins attributable to each type of product; software bugs or other product quality problems; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; changes in operating expenses; and general economic conditions. A substantial portion of the Company's operating expenses are related to personnel, development of new products, facilities and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectations of future revenue. If actual revenue levels are below management's expectations, the Company's business, results of operations and financial condition may be materially adversely affected. Furthermore, the Company has often recognized a substantial portion of its revenue in the last month of a quarter, with such revenue frequently concentrated in the last weeks or days of a quarter. As a result, because one or more key orders that are scheduled to be booked and shipped at the end of a quarter may be delayed until the beginning of the next quarter, revenue for future quarters is not predictable with any significant degree of accuracy. For these reasons, the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful and should not be relied upon as indicators of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Relationship with Hewlett-Packard; Right of First Refusal. Since September 1994, the Company has had a significant relationship with Hewlett-Packard Company ("Hewlett-Packard") pursuant to which the Company supplies printer software and related technology and support. For the three fiscal quarters ended September 30, 1995, December 31, 1995 and March 31, 1996, revenue from the Company's licensing and support arrangements with Hewlett-Packard accounted for 5.6%, 4.6% and 34.1%, respectively, of the Company's net revenue. The Company expects that revenue from its relationship with Hewlett-Packard will continue to represent a material percentage of the Company's net revenue for the foreseeable future. Any termination or material deterioration of the Company's relationship with Hewlett-Packard would have a material adverse effect on the business, results of operations and financial condition of the Company. See
"Business -- Customers."

     In March 1996, the Company entered into an amendment of its preexisting development and license agreement with Hewlett-Packard. Under the amended agreement (the "HP Agreement"), the Company licensed certain of its page description technology to Hewlett-Packard. Payments under the HP Agreement include the Company's charges for source code access, engineering services, software license rights and ongoing maintenance and support. Future payments under the HP Agreement are contingent on the satisfaction of performance milestones by the Company. There can be no assurance that the Company will meet these performance milestones. Hewlett-Packard has the right to terminate the HP Agreement upon a failure by the Company to comply with any of the provisions of the HP Agreement that is not cured within 30 days, and upon the commencement of certain bankruptcy or insolvency proceedings involving the Company. Any material failure by the Company to meet the performance milestones or any termination of the HP Agreement by Hewlett-Packard would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Customers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Pursuant to the HP Agreement, the Company has granted to Hewlett-Packard a right of first refusal if the Company proposes to enter into or participate in a "control transaction" with a third party. "Control transactions" include, among other things, certain mergers or consolidations, sales or exclusive licenses of certain assets or intellectual property of the Company, and sales of stock, share exchanges or other transactions that constitute a change in control of the Company. The right of first refusal will expire on the earlier of the first anniversary of the effective date of the Registration Statement of which this Prospectus is a part or September 30, 1998. The existence of the right of first refusal may discourage third parties from entering into "control transactions" with the Company, and may have a negative impact on the trading price of the Common Stock. See "Business -- Customers."

     Dependence on Market Success of Third Parties; Significant Customers. A material portion of the Company's customers are, and the Company expects that a material portion of its customers will continue to be, OEMs. The Company's revenue is dependent, among other things, upon the ability of these customers to develop and sell products to end users. Factors affecting the ability of the Company's OEM customers to develop and sell their products include competition, their ability to develop products that meet user demand for speed and performance at acceptable prices, patent and other intellectual property issues, and overall economic conditions. The Company's business, results of operations and financial condition could be materially adversely affected if its OEM customers are unsuccessful in developing and/or selling their products. There are certain additional risks associated with OEM relationships, including whether sufficient priority will be given by the Company's OEM partners to marketing products which incorporate the Company's products and whether such OEM partners will continue to offer such products. The loss of one or more of the Company's OEM partners or the inability to establish additional relationships with OEM partners could have a material adverse effect on the Company's business, results of operations and financial condition. Lexmark International Group, Inc. ("Lexmark"), royalty payments from which accounted for 9.5% of the Company's net revenue for the nine months ended March 31, 1996, is not required to include the Company's printer software products in its printers after December 31, 1996. The Company has received no indication that the Company will receive royalties from Lexmark after that date. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and
"Business -- Customers."

     Sales to the Company's three largest OEM customers, Hewlett-Packard, Lexmark and Xerox, accounted for approximately 20.8% of the Company's net revenue for the fiscal year ended June 30, 1995, and approximately 35.3% of the Company's net revenue for the nine months ended March 31, 1996. There can be no assurance that the Company's major customers will place additional orders of similar magnitude in future quarters, or that the Company will obtain orders of similar magnitude from other customers. The Company's business, results of operations and financial condition could be materially adversely affected if any present or future OEM customer were to reduce its level of orders, were to experience financial, operational or other difficulties that resulted in a reduction of orders to the Company or were to delay paying or fail to pay amounts due the Company from such customer. See "Business -- Customers."

     Technological Change; Difficulties and Risks Associated with New Product Development and Introduction. Since its inception, the Company has derived substantially all of its revenue from the sale of software, hardware and related technologies that enable the printing and imaging of complex electronic documents. Such products (including those currently under development) are expected to continue to account for all or a substantial portion of the Company's future revenue. The Company expects that revenue from sales of its imaging products will decrease over time as the Company focuses its research and development efforts on printer software and multifunction peripheral products, while reducing its investment for research and development in its imaging products from current levels.

     The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and frequent new product introductions. The Company's near-term success and future growth are substantially dependent upon continuing market acceptance of its existing products, and on the Company's ability to develop new products to meet changing customer requirements and emerging industry standards. In addition, there can be no assurance that products or technologies of the Company's competitors will not render the Company's products or technologies noncompetitive or obsolete.

     The Company's future success is dependent to a significant degree on its ability to develop its embedded technology for multifunction peripheral devices ("MFPs") in the time frame required by its OEM customers, and to develop such technology to provide the quality, throughput, speed and data handling capability required by its OEM customers. To date, the Company has not completed development of its embedded MFP technology, which will require the Company to complete development of an advanced core ASIC, a significantly more complex ASIC than those previously developed by the Company. There can be no assurance that the Company will be successful in developing such technology, that unanticipated problems or delays in future development and production will not be encountered or that, once developed, the Company's embedded MFP technology will meet its performance specifications under all conditions or for all anticipated applications. The market success of entities providing controller systems and/or related software products for paper handling devices has historically been largely determined by their success in becoming one of the industry standards. This has often been accomplished by being one of the first companies to successfully market a particular product. Management believes that the Company's ability to be one of the first companies to successfully develop MFP technologies will largely determine its future success in the MFP market. Therefore, any failure by the Company to be one of the first companies to successfully market its MFP technology could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Strategy."

     Significance of Developing Market. The market for MFPs is new and rapidly evolving. The Company's future success is dependent to a significant degree upon broad market acceptance of the type of MFP products on which the Company is focusing its development efforts. This success will be dependent in part on the ability of the Company's OEM customers to develop MFP products that provide the functionality, performance, speed and network connectivity demanded by the market at acceptable price points, and to convince end users to adopt MFP products for office and desktop use. There can be no assurance that the market for MFP products will develop, that the Company's OEM customers will be successful in developing MFP products that gain market acceptance, that the Company will be able to offer in a timely manner, if at all, its MFP technology or that the Company's OEM customers will choose the Company's products for use in their MFP products. The failure of any of these events to occur would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Developing Market for Multifunction Peripheral Devices."

     Competition. The market for embedded systems technology for office devices is highly competitive. The Company has numerous competitors whose products compete with one or more of the Company's products. The embedded printer systems software products of Adobe Systems Incorporated ("Adobe"), which is significantly larger than the Company and has significantly greater resources and name recognition than the Company, compete directly against certain of the products of the Company in the market for embedded printer systems software. In addition, the Company's document imaging acceleration products compete with similar products sold by a small number of competitors. As the Company enters new markets, including the market for embedded MFP technologies, it expects to encounter competition from additional competitors, many of whom may also have greater resources and name recognition than the Company. In addition, the rapidly evolving nature of the markets in which the Company currently competes and expects to compete in the future may attract other entrants as they perceive opportunities, and the Company's competitors may foresee the course of market developments more accurately than the Company. Increased or unanticipated competition may result in price reductions, reduced profit margins or loss of market share, any of which could materially adversely affect the Company's business, results of operations and financial condition. There can be no assurance that the Company will be able to compete successfully against current or future competitors, or that competitive pressures faced by the Company will not have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Competition."

     Termination of Relationship with Adobe; Increased Competition. On May 17, 1996, the Company and Adobe terminated an agreement pursuant to which Adobe and the Company were collaborating to incorporate certain Adobe software products into the Company's embedded MFP technology under development. In addition, on May 17, 1996, the Company redeemed all of the stock of the Company held by Adobe that had been acquired by Adobe in December 1995 in connection with such agreement. Adobe, which competes with the Company in the sale of certain of the Company's core software products, is significantly larger than the Company and has significantly greater resources and name recognition than the Company. As a result of the termination of the technology and investment arrangements between Adobe and the Company, Adobe may compete more directly with the Company, and may enter into one or more arrangements with competitors of the Company to develop products to compete with the Company's proposed MFP products. There can be no assurance that Adobe will not be able to develop a product that competes with, or is more competitive than, the Company's embedded systems technology for MFP devices, or that Adobe will not be able to develop such a product in a shorter time frame. Because of Adobe's greater resources and name recognition, there can be no assurance that the Company will be able to compete effectively with Adobe. The potential increased competition in the development of embedded systems technology for MFP devices as well as in the Company's existing printer software business could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Competition" and "Certain Transactions."

     Management of Growth. The Company has grown rapidly in recent years. A continuing period of rapid growth could place a significant strain on the Company's management, operations and other resources. The Company's ability to manage its growth will require it to continue to invest in its operational, financial and management information systems, and to attract, retain, motivate and effectively manage its employees. The inability of the Company's management to manage growth effectively would have a material adverse effect on the business, results of operations and financial condition of the Company.

     Proprietary Technology and Product Protection. The Company's success depends on its ability to maintain the proprietary and confidential aspects of its products as they are released. The Company seeks to use a combination of patents, copyrights, employee non-disclosure agreements and other means to establish and protect its proprietary rights. There can, however, be no assurance that the precautions taken by the Company adequately protect the Company's technology. In addition, many of the Company's competitors have obtained or developed, and may be expected to obtain or develop in the future, patents, copyrights or other proprietary rights that cover or affect products that perform functions similar to those performed by products offered by the Company. The inability of the Company for any reason to protect existing technology or otherwise acquire necessary technology could prevent distribution or licensing of the Company's products, which would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Intellectual Property."

     Potential Infringement of Proprietary Technology. Although the Company believes that its products do not infringe patents or other proprietary rights of third parties, there can be no assurance that the Company is aware of all patents or other proprietary rights that may be infringed by the Company's products, that any infringement does not exist or that infringement may not be alleged by third parties in the future. If infringement is alleged, there can be no assurance that the necessary licenses would be available on acceptable terms, if at all, or that the Company would prevail in any related litigation. Patent litigation can be extremely protracted and expensive even if the Company ultimately prevails, and involvement in such litigation could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Intellectual Property."

     Dependence on Distributors. The Company has derived a material portion of its revenue from sales of its scan, display and print accelerator products through independent distributors. The Company expects that sales of these products through its distributors will continue to account for a substantial portion of its revenue for the foreseeable future. The Company currently maintains distribution agreements with, among others, Law Cypress Distributing Co. ("Law Cypress") and Tech Data Corporation. Sales to these two distributors accounted for 17.0% and 16.7% of the Company's net revenue in fiscal 1995 and in the nine months ended March 31, 1996, respectively. Each of the Company's distributors can cease marketing the Company's products with limited notice and with little or no penalty. There can be no assurance that the Company's independent distributors will continue to offer the Company's products or that the Company will be able to recruit additional or replacement distributors. The loss of one or more of the Company's major distributors could have a material adverse effect on the Company's business, operating results and financial condition. Many of the Company's distributors offer competitive products manufactured by third parties. There can be no assurance that the Company's distributors will give priority to the marketing of the Company's products as compared to competitors' products. Any reduction or delay in sales of the Company's products by its distributors would have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Customers."

     Dependence on Outside Suppliers. The Company relies on various suppliers of components for its products. Many of these components are standard and generally available from multiple sources. However, there can be no assurance that alternative sources of such components will be available at acceptable prices or in a timely manner. Any shortages or interruptions in the supply of any of the components used in the Company's products, or the inability of the Company to procure these components from alternate sources on acceptable terms, would have a material adverse effect upon the Company's business, operating results and financial condition. In addition, the ASIC technology for the Company's embedded systems technology for MFP devices, which is being developed by the Company in cooperation with IBM Microelectronics Division ("IBM Microelectronics"), will be available only from IBM Microelectronics. Although the Company believes it could develop other sources for this custom component, no alternative source currently exists and the process could take several months or longer. Therefore, the inability or refusal of IBM Microelectronics to continue to supply this component could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Business -- Operations."

     Dependence on Key Personnel. The Company is largely dependent upon the skills and efforts of its senior management and other officers and key employees. The Company does not have employment agreements with any of its officers or key employees providing for their employment for any specific term. The loss of key personnel or the inability to hire or retain qualified personnel could have a material adverse effect on the business, results of operations and financial condition of the Company. See "Management."

     International Activities. Revenue from sales to the Company's customers outside the United States accounted for 42.1%, 43.2% and 28.3% of the Company's net revenue for the fiscal years ended June 30, 1994 and June 30, 1995 and the nine months ended March 31, 1996, respectively. The Company expects sales to customers located outside the United States to increase in significance as it expands its international marketing and distribution efforts for its OEM products. The international market for products such as those produced and proposed to be produced by the Company is highly competitive and the Company expects to face substantial competition in this market from established and emerging companies. Risks inherent in the Company's international business activities also include currency restrictions and fluctuations, the imposition of government controls, export license requirements, restrictions on the export of critical technology, political and economic instability, tailoring of products to local requirements, trade restrictions, changes in tariffs and taxes, difficulties in staffing and managing international operations, longer accounts receivable payment cycles and the burdens of complying with a wide variety of foreign laws and regulations. There can be no assurance that any of these factors will not have a material adverse effect on the business, results of operations and financial condition of the Company.

     No Prior Public Market; Determination of Public Offering Price; Possible Volatility of Stock Price. Before this offering, there was no public market for the Common Stock, and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters based on several factors, including prevailing market conditions and recent operating results of the Company, and may not be indicative of the market price of the Common Stock after this offering. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of new products by the Company or its competitors, other developments or disputes with respect to proprietary rights, general trends in the industry, overall market conditions and other factors. In addition, the stock market historically has experienced extreme price and volume fluctuations which have particularly affected the market price of securities of many high technology companies, and which have sometimes been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the market price of the Common Stock. See "Underwriting."

     Shares Eligible for Future Sale. Sales of substantial amounts of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock. On the date of this Prospectus, only the 2,500,000 shares offered hereby will be eligible for sale in the public market and no additional shares will be eligible for immediate sale in the public market pursuant to Rule 144(k) under the Securities Act of 1933, as amended (the "Securities Act"). Approximately 90,154 additional shares of Common Stock, which are not subject to 180-day lock-up agreements (the "Lock-up Agreements") with the representatives of the Underwriters or the Company, will be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus. Upon expiration of the Lock-up Agreements 180 days after the date of this Prospectus, approximately 4,711,618 shares of Common Stock will be eligible for sale in the public market, subject to the provisions of Rule 144 under the Securities Act. In addition, promptly upon expiration of the Lock-up Agreements, the Company intends to register approximately 3,281,850 shares of Common Stock issuable under its employee stock option plans. The Company also intends to register shares of Common Stock reserved for issuance under its directors' stock option plan and employee stock purchase plan. At March 31, 1996, 1,833,912 shares of Common Stock were issuable pursuant to vested options under the Company's employee stock option plans. In addition, the holders of approximately 6,907,204 shares of Common Stock will have certain rights to registration of these shares under the Securities Act. See "Shares Eligible for Future Sale" and "Underwriting."

     Unspecified Use of Proceeds. The principal purposes of this offering are to increase the Company's working capital and financial flexibility and to facilitate future access by the Company to public equity markets. The Company intends to use the net proceeds to repay certain indebtedness and for working capital and other general corporate purposes. A portion of the proceeds may be used for the acquisition and/or development of complementary products, technologies and/or businesses. The Company has not as yet identified specific uses for a majority of the net proceeds, and, pending such uses, the Company expects that it will invest such net proceeds in short-term, interest-bearing investment-grade securities. Accordingly, the Company's management will have broad discretion as to the use of such net proceeds without any action or approval of the Company's stockholders. See "Use of Proceeds."

     Control by Existing Stockholders. Upon the completion of this offering, the current officers, directors and principal stockholders of the Company will beneficially own approximately 64.4% of the outstanding shares of the Common Stock of the Company. Accordingly, such persons, if they act together, will have effective control over the Company through their ability to control the election of directors and all other matters that require action by the Company's stockholders, irrespective of how other stockholders may vote. Such persons could prevent or delay a change in control of the Company which may be favored by a majority of the remaining stockholders. Such ability to prevent or delay such a change in control of the Company also may have an adverse effect on the market price of Common Stock. See "Management -- Executive Officers and Directors," "Principal Stockholders" and "Description of Capital Stock."

     Dividends. The Company intends to retain all available funds for use in the operation and expansion of its business and therefore does not anticipate that any cash dividends will be declared or paid in the foreseeable future. Under the terms of the Company's working capital and term loan credit facilities, the Company is prohibited from declaring or paying dividends on its Common Stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Effect of Anti-takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation (the "Charter") and Amended and Restated By-laws (the "By-laws") and of Delaware law could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that investors might be willing to pay in the future for Common Stock. These provisions will require that the Company have a Board of Directors comprised of three classes of directors with staggered terms of office, provide for the issuance of "blank check" preferred stock by the Board of Directors without stockholder approval, require super-majority approval to amend certain provisions in the Charter and By-laws, require that all stockholder actions be taken at duly called annual or special meetings and not by written consent, and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Furthermore, the Company is subject to the anti-takeover provisions of
Section 203 of the Delaware General Corporation Law, which prohibits the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of the Company. See "Description of Capital Stock."

     Dilution. Purchasers of Common Stock in the offering will experience immediate and substantial dilution in net tangible book value per share of Common Stock from the initial public offering. See "Dilution."

                                  THE COMPANY

     The Company was incorporated in Delaware on December 30, 1992 under the name Xionics International Holdings, Inc., although a predecessor to the Company was formed in 1978. In May 1995, the Company changed its name to Xionics Document Technologies, Inc. Unless the context otherwise requires, references herein to the "Company" refer to Xionics Document Technologies, Inc. and its wholly-owned subsidiaries. The Company's executive offices are at 70 Blanchard Road, Burlington, Massachusetts 01803. Its telephone number is 617-229-7000.

     The following are trademarks of the Company: Xionics(R), Intelligent Peripheral System, Lightning, PowerLightning, PowerTools, XipApp, XipChannel, XipChip, XipPower, XipPrint(R) and XipView(R). This Prospectus also includes trademarks and trade names of companies other than Xionics. PostScript(TM) is a trademark of Adobe Systems Incorporated which may be registered in certain jurisdictions. All other company or product names are trademarks or registered trademarks of their respective owners.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share, after deducting the underwriting discount and estimated offering expenses payable by the Company, are estimated to be approximately $24.8 million. The principal purposes of this offering are to increase the Company's working capital and financial flexibility and to facilitate future access by the Company to public equity markets.

     The Company expects to use approximately $2.2 million of the net proceeds to prepay the outstanding indebtedness, including accrued interest payable, of the Company to Phoenix Technologies Ltd. ("Phoenix") under a promissory note issued in connection with the purchase by the Company of certain assets of the Peripherals Division of Phoenix in October 1994. The promissory note bears interest at a rate of 8.0% per annum, payable quarterly, and will mature on October 15, 2001. The Company plans to use the remaining proceeds of this offering for working capital and other general corporate purposes, including the possible acquisition and/or development of complementary products, technologies and/or businesses. While the Company continually evaluates potential acquisitions, the Company has no present agreements or commitments with respect to any acquisitions, nor are any negotiations regarding any acquisitions currently ongoing. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing investment-grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on Common Stock. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business and does not anticipate paying any cash dividends on Common Stock in the foreseeable future. The Board of Directors of the Company intends to review this policy from time to time, after taking into account various factors such as the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. Under the terms of the Company's working capital and term loan credit facilities, the Company is currently prohibited from paying dividends on Common Stock.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of March 31, 1996 on an actual, pro forma and pro forma as adjusted basis to reflect the application of the estimated net proceeds from the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share. The capitalization information set forth in the table below is qualified by the more detailed Consolidated
Financial Statements and Notes thereto included elsewhere in this Prospectus, and should be read in conjunction with such Consolidated Financial Statements and Notes.

                                                                                          MARCH 31, 1996
                                                                             ----------------------------------------
                                                                                                         PRO FORMA
                                                                              ACTUAL    PRO FORMA(1)   AS ADJUSTED(2)
                                                                             --------   ------------   --------------
                                                                                          (IN THOUSANDS)
Equipment line of credit, current portion..................................  $    161     $    161        $    161
                                                                             ========     ========        ========
Equipment line of credit, net of current portion...........................  $    280     $    280        $    280
Secured promissory note payable, net of current portion....................     2,734        2,094              --
Redeemable convertible preferred stock:
  Class B redeemable preferred stock, $.01 par value --
    Authorized, issued and outstanding -- none (no shares pro forma or pro
    forma as adjusted).....................................................        --           --              --
  Class C redeemable convertible preferred stock, $.01 par value --
    Authorized -- 2,779,615 shares
    Issued and outstanding -- 2,662,636 shares, stated at liquidation value, at March 31, 1996 (no shares pro forma or pro forma as
    adjusted)..............................................................     8,010           --              --
  Class D preferred stock, $.01 par value --
    Authorized -- 1,100,000 shares
    Issued and outstanding -- 1,000,000 shares, stated at liquidation value, at March 31, 1996 (no shares pro forma or pro forma as
    adjusted)..............................................................     4,590           --              --
Stockholders' equity (deficit):
  Preferred stock, $.01 par value --
    Authorized -- 10,000,000 shares
    Issued and outstanding -- none (no shares pro forma or pro forma as
    adjusted)..............................................................        --           --              --
  Class A convertible preferred stock, $.01 par value --
    Authorized -- 3,603,305 shares
    Issued and outstanding -- 3,125,051 shares at March 31, 1996 (no shares
    pro forma or pro forma as adjusted)....................................     3,607           --              --
  Common stock, $.01 par value --
    Authorized -- 40,000,000 shares
    Issued and outstanding -- no shares at March 31, 1996, (7,768,986
    shares pro forma and 10,268,986 shares pro forma as adjusted)..........        --           78             103
  Common stock, class A --
    Authorized -- 20,000,000 shares
    Issued -- 1,386,066 at March 31, 1996
    Outstanding -- 1,147,943 at March 31, 1996
    (no shares pro forma or pro forma as adjusted).........................        13           --              --
  Common stock, class B --
    Authorized -- 10,000,000 shares
    Issued and outstanding -- 478,254 shares at March 31, 1996 (no shares
    pro forma or pro forma as adjusted)....................................         5           --              --
  Additional paid-in capital...............................................     1,915       13,902          38,652
  Accumulated deficit......................................................   (12,904)     (12,904)        (12,904)
  Treasury stock, 238,123 shares of common stock...........................      (161)        (161)           (161)
                                                                             --------     --------        --------
         Total stockholders' equity (deficit)..............................    (7,525)         915          25,690
                                                                             --------     --------        --------
         Total capitalization..............................................  $  8,089     $  3,289        $ 25,970
                                                                             ========     ========        ========

- ---------------

(1) Adjusted to give effect to (i) the repurchase of 1,000,000 shares of Class D Preferred Stock at a repurchase price of $4.50 per share, (ii) the conversion of $340,000 in principal amount of the secured promissory note payable to Phoenix Technologies Ltd. into 116,979 shares of Class C Redeemable Convertible Preferred Stock and the repayment of an additional $300,000 in principal amount of such note, (iii) the automatic conversion of the Class C Redeemable Convertible Preferred Stock and the Class A Convertible Preferred Stock into 5,904,666 shares of Class A Common Stock,
    (iv) the automatic conversion of all outstanding shares of Class B Common Stock into 478,254 shares of Class A Common Stock and (v) the redesignation of all shares of Class A Common Stock as "Common Stock." In addition, the pro forma statements reflect the credit to additional paid-in capital of all accumulated dividends on the Class C Redeemable Convertible Preferred Stock and the Class D Preferred Stock.

(2) Adjusted to give effect to the sale of 2,500,000 shares of Common Stock by the Company offered hereby at an assumed initial public offering price of $11.00 per share and the application of the estimated net proceeds therefrom and to the repayment of $2,094,000 of principal and $93,000 of accrued interest payable on a secured promissory note payable to Phoenix Technologies Ltd.

                                    DILUTION

     The pro forma net tangible book value of the Company's Common Stock as of March 31, 1996 was approximately $690,000 or $0.09 per share. The pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding after giving effect to (i) the repurchase of 1,000,000 shares of Class D Preferred Stock at a purchase price of $4.50 per share, (ii) the conversion of $340,000 in principal amount of the secured promissory note payable to Phoenix Technologies Ltd. into 116,979 shares of Class C Redeemable Convertible Preferred Stock and the repayment of an additional $300,000 in principal amount of such note, (iii) the automatic conversion of the Class C Redeemable Convertible Preferred Stock, the Class A Convertible Preferred Stock and the Class B Common Stock into shares of Class A Common Stock, and (iv) the redesignation of all shares of Class A Common Stock as "Common Stock." In addition, the pro forma net tangible book value per share reflects the credit to additional paid-in capital of all accumulated dividends on the Class C Redeemable Convertible Preferred Stock and the Class D Preferred Stock.


     After giving effect to the sale by the Company of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share, and the receipt of the net proceeds therefrom, the as adjusted pro forma net tangible book value of the Company as of March 31, 1996 would have been approximately $25.5 million or $2.54 per share. This represents an immediate increase in pro forma net tangible book value of $2.45 per share to existing stockholders and an immediate dilution in net tangible book value of $8.46 per share to purchasers of Common Stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share............................            $11.00
  Pro forma net tangible book value per share as of March 31, 1996.........  $0.09
  Increase per share attributable to new stockholders......................   2.45
                                                                             -----
As adjusted pro forma net tangible book value per share at March 31, 1996
  after offering...........................................................              2.54
                                                                                       ------
Dilution per share to new stockholders.....................................            $ 8.46
                                                                                       ======

     The following table summarizes, as of March 31, 1996, after giving effect to the transactions described in the first paragraph above, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by new stockholders:

                                          SHARES PURCHASED        TOTAL CONSIDERATION      AVERAGE
                                        ---------------------    ----------------------   PRICE PAID
                                          NUMBER      PERCENT      AMOUNT       PERCENT   PER SHARE
                                        ----------    -------    -----------    -------   ----------
Existing stockholders.................   7,530,863      75.1%    $12,404,554      31.1%     $ 1.65
New stockholders......................   2,500,000      24.9      27,500,000      68.9       11.00
                                         ---------     -----     -----------     -----
          Total.......................  10,030,863     100.0%    $39,904,554     100.0%
                                         =========     =====     ===========     =====


     The foregoing table assumes no exercise of any stock options. As of March 31, 1996, an aggregate of 3,281,850 shares of Common Stock were reserved but unissued under the Company's stock option plans and options to purchase an aggregate of 2,470,100 shares at a weighted average exercise price of $0.42 per share were outstanding. To the extent such options are exercised, there will be further dilution to new stockholders.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The Selected Consolidated Financial Data set forth below with respect to the Balance Sheet Data at June 30, 1995 and March 31, 1996 and the Statement of
Operations Data for each of the two years in the period ended June 30, 1995 and for the nine months ended March 31, 1996, respectively, have been derived from the Consolidated Financial Statements of the Company included elsewhere in this Prospectus that have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated by their report thereon contained elsewhere herein. The Balance Sheet Data as of June 30, 1993 and 1994 has been derived from consolidated financial statements of the Company not included in this Prospectus that have been audited by Arthur Andersen LLP, independent certified public accountants. The Statement of Operations Data for the two fiscal years ended June 30, 1992 and 1993 and the Balance Sheet Data as of June 30, 1992 are derived from the Company's unaudited Consolidated Financial Statements not included herein. The Statement of Operations Data for the nine months ended
March 31, 1995 are derived from unaudited Consolidated Financial Statements included elsewhere in this Prospectus. Operating results for the nine months ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire fiscal year ending June 30, 1996. The Selected
Consolidated Financial Data should be read in conjunction with the Consolidated
Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                                NINE MONTHS ENDED
                                               YEAR ENDED JUNE 30,                  MARCH 31,
                                      --------------------------------------    ------------------
                                       1992       1993      1994      1995       1995       1996
                                      -------    ------    ------    -------    -------    -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Net revenue.......................  $ 8,078    $8,691    $9,131    $15,577    $10,760    $15,536
  Gross profit......................    4,463     4,796     6,235     10,896      7,584     11,255
  Operating expenses:
     Research and development.......      682       958     1,308      6,235      4,365      6,347
     Selling, general and
       administrative...............    5,700     3,755     4,674      6,901      4,876      7,032
     Charge for purchased research
       and development..............       --        --        --      3,492      3,492         --
                                      -------    ------    ------    -------    -------    -------
  Income (loss) from operations.....   (1,919)       83       252     (5,733)    (5,149)    (2,124)
  Other income (expense), net.......      346         5        (9)      (292)      (192)      (152)
                                      -------    ------    ------    -------    -------    -------
  Net income (loss).................  $(1,573)   $   88    $  243    $(6,025)   $(5,341)   $(2,276)
                                      =======    ======    ======    =======    =======    =======
  Pro forma net loss per common and
     common equivalent share........                                                       $ (0.27)
                                                                                           =======
  Pro forma weighted average number
     of common and common equivalent
     shares outstanding.............                                                         8,317
                                                                                           =======

                                                              JUNE 30,
                                                -------------------------------------    MARCH 31,
                                                 1992      1993      1994      1995        1996
                                                ------    ------    ------    -------    ---------
                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...................  $1,344    $  408    $  851    $ 1,226     $10,057
  Working capital.............................     528      (508)     (493)       517       6,254
  Total assets................................   2,888     1,808     2,639      7,179      16,819
  Long-term debt, net of current maturities...      --       184        --      4,849       3,014
  Stockholders' equity (deficit)..............     307      (367)     (122)    (5,377)     (7,525)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     Xionics Document Technologies, Inc. designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers and scanners. The Company began in the late 1980's to develop and introduce new document imaging technology used to accelerate the high-volume capture, display and printing of business records. In October 1994, the Company acquired certain assets of the Peripherals Division of Phoenix Technologies Ltd. ("Phoenix"), including page description language interpreters, printer operating systems software, network connectivity solutions and other core printer technologies (the "Acquisition"). The Acquisition was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16. Approximately $3.5 million of the purchase price was allocated to the purchase of incomplete research and development projects and was charged to expense as of the Acquisition date.

     The Company derives its revenue primarily from sales of its printer software products, which include revenue from software licenses, royalties, engineering services and maintenance, and from sales of its image acceleration products. Software license revenue consists of the Company's charges for licensed source code, which generally includes initial non-refundable fees which are recognized as revenue upon the shipment of the source code, provided there are no significant vendor obligations. Royalty revenue is generally earned as a percentage of net revenue from unit sales by licensees of products that incorporate the Company's software, and is generally recognized as earned in the Company's financial statements in the quarter in which amounts due to the Company have been determined using estimates based upon historical payments. Engineering services revenue is derived from fees paid for porting of the Company's software to customer-specific printer controllers. Payments under maintenance contracts are due at the beginning of the contract; however, revenue is recognized ratably over the term of the contract, which is typically twelve months.

     The Company generates a significant portion of its revenue from customers located outside of the United States. Such revenue accounted for 42.1%, 43.2% and 28.3% of the Company's revenue for the fiscal years ended June 30, 1994 and 1995 and the nine months ended March 31, 1996, respectively. The Company's export revenue is primarily denominated and collected in United States dollars.

     In March 1996, the Company entered into an amendment of its preexisting development and license agreement with Hewlett-Packard. Under the amended agreement (the "HP Agreement"), the Company licensed certain of its page description technology to Hewlett-Packard. Revenue from the HP Agreement will be recognized by the Company over three years using percentage of completion contract accounting. Payments under the HP Agreement include the Company's charges for source code access, engineering services, license rights and ongoing maintenance and support. Upon execution of the HP Agreement, the Company received a $6.0 million non-refundable initial payment, of which approximately $2.0 million was recorded as revenue in the quarter ended March 31, 1996. The remaining future payments under the HP Agreement are contingent upon the satisfaction of performance milestones by the Company. There can be no assurance that the Company will meet these performance milestones. Hewlett-Packard has the right to terminate the HP Agreement upon a failure by the Company to comply with any of the provisions of the HP Agreement that is not cured within 30 days, and upon the commencement of certain bankruptcy or insolvency proceedings involving the Company.

     A substantial portion of the Company's operating expenses are related to research and development. In addition to expenses for the ongoing development of printer systems products, the Company has committed significant resources to the development of multifunction peripheral technology from which the Company does not expect to recognize any material revenue in the short term. The Company intends to continue to increase the amount of its research and development, and selling, general and administrative expenses.

     The Company had no provision for income taxes for fiscal 1995 or the nine months ended March 31, 1996 due to net losses incurred in those periods. As of March 31, 1996, the Company had available net operating loss carryforwards of approximately $4.2 million for federal income tax reporting purposes, expiring at various dates beginning in 2001. In addition, the Company had available net operating loss carryforwards of approximately $1.7 million for foreign income tax reporting purposes. These carryforwards may be used to offset future taxable income, if any.

RESULTS OF OPERATIONS

     The following table summarizes the Company's significant operating results as a percentage of net revenue for each of the periods indicated.

                                                                              NINE MONTHS ENDED
                                                 YEAR ENDED JUNE 30,              MARCH 31,
                                                 -------------------         -------------------
                                                 1994          1995          1995          1996
                                                 -----         -----         -----         -----
Net revenue..................................    100.0%        100.0%        100.0%        100.0%
Cost of revenue..............................     31.7          30.1          29.5          27.6
                                                 ------        ------        ------        ------
Gross profit.................................     68.3          69.9          70.5          72.4
Operating expenses:
  Research and development...................     14.3          40.0          40.6          40.9
  Selling, general and administrative........     51.2          44.3          45.3          45.3
  Charge for purchased research and
     development.............................       --          22.4          32.5            --
                                                 ------        ------        ------        ------
Income (loss) from operations................      2.8         (36.8)        (47.9)        (13.7)
Other expense, net...........................      0.1           1.9           1.7           1.0
                                                 ------        ------        ------        ------
Net income (loss)............................      2.7%        (38.7)%       (49.6)%       (14.7)%
                                                 ======        ======        ======        ======

NINE MONTHS ENDED MARCH 31, 1996 AND MARCH 31, 1995

     Revenue. Revenue increased 44.4% to $15.5 million for the nine months ended March 31, 1996 compared to $10.8 million for the nine months ended March 31, 1995. This increase resulted primarily from growth in sales of the Company's printer software products, including approximately $2.0 million of revenue recognized under the HP Agreement, and a small increase in sales of the Company's image acceleration products. In addition, revenue from sales of the Company's printer software products was included for the entire nine-month period ended March 31, 1996, compared to only six months during the prior period because of the date of the Acquisition.

     Gross Profit. Cost of revenue consists primarily of costs associated with components, subcontracted manufacturing, labor and overhead for quality assurance, warehousing and shipping of the Company's imaging products, and costs associated with non-recurring engineering services. In addition, cost of revenue includes amortization of acquired intangibles and the cost of providing services and maintenance. Gross profit increased 48.4% to $11.3 million for the nine months ended March 31, 1996 from $7.6 million in the comparable prior period. Gross margin increased to 72.4% for the nine months ended March 31, 1996 compared to 70.5% in the comparable prior period. These increases were attributable primarily to increased sales of higher-margin Intelligent Peripheral System ("IPS") products and related engineering services, partially offset by a reduction in gross margin attributable to the Company's image acceleration products.

     Research and Development. Research and development expenses consist primarily of personnel costs, costs of engineering contractors and outside consultants, engineering supplies, computer equipment depreciation and overhead costs, all of which are associated with development of the Company's IPS, MFP and imaging technologies. Research and development expenses increased 45.4% to $6.3 million for the nine months ended March 31, 1996 from $4.4 million in the comparable prior period. The higher expense level resulted primarily from increased expenditures relating to the Company's MFP technology, which is currently in development, partially offset by a small reduction in expenditures relating to the Company's image acceleration products. In addition, research and development expenses for the Company's IPS products were included for the entire nine-month period ended March 31, 1996 compared to only six months during the prior fiscal period because of the date of the Acquisition. As a percentage of revenue, research and development expenses increased to 40.9% for the nine months ended March 31, 1996 from 40.6% in the comparable prior period.

     Selling, General and Administrative. Selling, general and administrative expenses include personnel and related overhead costs for sales, marketing, finance, human resources and general management. Selling, general and administrative expenses increased 44.2% to $7.0 million for the nine months ended March 31, 1996 from $4.9 million in the comparable prior period. The higher expense level resulted primarily from increased staffing and additional expenses attributable to rent, overhead and professional fees. In addition, selling, general and administrative expenses for the Company's IPS products were included for the entire nine-month period ended March 31, 1996 compared to only six months during the prior period because of the date of the Acquisition. As a percentage of revenue, selling, general and administrative expenses remained constant at 45.3% for both the nine months ended March 31, 1996 and the comparable prior period.

     Charge for Purchased Research and Development. Purchased research and development expense relating to the Acquisition totaled approximately $3.5 million and was charged to expense as of the Acquisition date. This expense represents the estimated fair value related to the incomplete research and development projects determined by independent appraisal. The development of these projects had not yet reached technological feasibility and the technology had no alternative future use. The technology acquired in the Acquisition has required substantial additional development by the Company.

     Other Expense, Net. Other expense, net is comprised primarily of interest expense attributable to the interest payable on the Company's indebtedness, interest income earned on cash and cash equivalents, gains and losses on foreign currency translation and transactions. Other expense, net decreased 21.2% to $152,000 for the nine months ended March 31, 1996 from $193,000 in the comparable prior period. This decrease resulted primarily from an increase in interest and other income and a decrease in losses from foreign currency translation and transactions partially offset by an increase in interest expense.

FISCAL YEARS ENDED JUNE 30, 1995 AND JUNE 30, 1994

     Revenue. Revenue increased 70.6% to $15.6 million for fiscal 1995 compared to $9.1 million for fiscal 1994. This increase resulted, in part, from a small increase in sales of the Company's document image acceleration products. In addition, revenue from sales of the Company's printer software products, which commenced upon completion of the Acquisition in October 1994, were included in fiscal 1995 and not in fiscal 1994.

     Gross Profit. Gross profit increased 74.8% to $10.9 million for fiscal 1995 from $6.2 million for fiscal 1994. Gross margin increased to 69.9% for fiscal 1995 compared to 68.3% for fiscal 1994. This increase was attributable primarily to sales of the Company's higher-margin IPS products and related engineering services, all of which commenced upon completion of the Acquisition in October 1994. This was offset, in part, by a reduction in gross margin attributable to the Company's image acceleration products.

     Research and Development. Research and development expenses increased 376.5% to $6.2 million for fiscal 1995 from $1.3 million for fiscal 1994. The higher expense level resulted primarily from research and development expenditures relating to the Company's IPS product line acquired as part of the Acquisition and to the Company's MFP technology which is currently in development. This increase was partially offset by a small reduction in expenditures attributable to the Company's image acceleration products. As a percentage of revenue, research and development expenses increased to 40.0% for fiscal 1995 from 14.3% for fiscal 1994.

     Selling, General and Administrative. Selling, general and administrative expenses increased 47.6% to $6.9 million for fiscal 1995 from $4.7 million for fiscal 1994. The higher expense level resulted primarily from increased staffing upon completion of the Acquisition in October 1994, and additional expenses attributable to rent, overhead and professional fees. As a percentage of revenue, selling, general and administrative expenses decreased to 44.3% for fiscal 1995 from 51.2% for fiscal 1994.

     Charge for Purchased Research and Development. Purchased incomplete research and development expense relating to the Acquisition totaled approximately $3.5 million and was charged to expense as of the Acquisition date.

     Other Expense, Net. Other expense, net increased to $292,000 for fiscal 1995 from $9,000 for fiscal 1994. This increase resulted primarily from interest expense on the promissory note issued in October 1994 by the Company to Phoenix in connection with the Acquisition.

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited quarterly operating information for each of the seven quarters ending with the quarter ended March 31, 1996. In the opinion of management, this information has been prepared on the same basis as the audited consolidated financial statements of the Company and reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information in accordance with generally accepted accounting principles. This information should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                    THREE MONTHS ENDED
                                    ----------------------------------------------------------------------------------
                                    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,
                                      1994         1994        1995        1995        1995         1995        1996
                                    ---------    --------    --------    --------    ---------    --------    --------
                                                                      (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net revenue.....................   $ 2,153     $ 4,213      $4,394      $4,818      $ 3,999     $ 4,874      $6,663
  Cost of revenue.................       756       1,101       1,319       1,506        1,164       1,481       1,637
                                      ------     -------      ------      ------      -------     -------      ------
  Gross profit....................     1,397       3,112       3,075       3,312        2,835       3,393       5,026
  Operating expenses:
    Research and development......       562       1,974       1,828       1,871        1,960       2,133       2,254
    Selling, general and
      administrative..............       996       2,041       1,839       2,025        2,356       2,273       2,403
    Charge for purchased research
      and development.............        --       3,492          --          --           --          --          --
                                      ------     -------      ------      ------      -------     -------      ------
  Income (loss) from operations...      (161)     (4,395 )      (592)       (584)      (1,481)     (1,013 )       369
  Other expense, net..............        25          26         142         100          125           8          19
                                      ------     -------      ------      ------      -------     -------      ------
  Net income (loss)...............   $  (186)    $(4,421 )    $ (734)     $ (684)     $(1,606)    $(1,021 )    $  350
                                      ======     =======      ======      ======      =======     =======      ======

     The following table sets forth certain unaudited quarterly results of operations expressed as a percentage of net revenue for each of the seven quarters ending with the quarter ended March 31, 1996.

                                                                    THREE MONTHS ENDED
                                    ----------------------------------------------------------------------------------
                                    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,
                                      1994         1994        1995        1995        1995         1995        1996
                                    ---------    --------    --------    --------    ---------    --------    --------
AS A PERCENTAGE OF NET REVENUE:
  Net revenue.....................    100.0%       100.0%      100.0%      100.0%      100.0%       100.0%      100.0%
  Cost of revenue.................     35.1         26.1        30.0        31.3        29.1         30.4        24.6
                                      -----       ------       -----       -----       -----        -----       -----
  Gross profit....................     64.9         73.9        70.0        68.7        70.9         69.6        75.4
  Operating expenses:
    Research and development......     26.1         46.9        41.6        38.8        49.0         43.8        33.8
    Selling, general and
      administrative..............     46.3         48.4        41.9        42.0        58.9         46.6        36.1
    Charge for purchased research
      and development.............       --         82.9          --          --          --           --          --
                                      -----       ------       -----       -----       -----        -----       -----
  Income (loss) from operations...     (7.5)      (104.3)      (13.5)      (12.1)      (37.0)       (20.8)        5.5
  Other expense, net..............      1.2          0.6         3.2         2.1         3.1          0.1         0.3
                                      -----       ------       -----       -----       -----        -----       -----
  Net income (loss)...............     (8.7)%     (104.9)%     (16.7)%     (14.2)%     (40.1)%      (20.9)%       5.2%
                                      =====       ======       =====       =====       =====        =====       =====

     The Company has in the past experienced, and may in the future experience, significant fluctuations in quarterly operating results, which have been and may be caused by many factors, including: the timing of introductions of new products or product enhancements by the Company, its OEM customers or its competitors; personnel changes; seasonal fluctuations in purchasing patterns; the size and timing of individual orders; product returns from the Company's distribution channels; the types of products sold and the range of gross margins attributable to each type of product; software bugs or other product quality problems; competition and pricing; customer order deferrals in anticipation of new products or product enhancements; changes in operating expenses; and general economic conditions. A substantial portion of the Company's operating expenses are related to personnel, development of new products, facilities and marketing programs. The level of spending for such expenses cannot be adjusted quickly and is based, in significant part, on the Company's expectations of future revenue. Consequently, operating results for a given period could be disproportionately affected by any shortfall in expected revenue. In addition, fluctuations in revenue from quarter to quarter will likely have significant impact on the Company's results of operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has financed its operations to date principally through cash flows from operating activities, private placements of debt and equity securities and proceeds from borrowings under an equipment line of credit.

     As of March 31, 1996, the Company had cash and cash equivalents of $10.1 million, an increase of $8.8 million from the $1.2 million of cash and cash equivalents held at June 30, 1995. During the nine months ended March 31, 1996, the Company's principal sources of cash were private placements of equity securities and an initial nonrefundable $6.0 million payment under the HP Agreement. On December 22, 1995, the Company issued 1,000,000 shares of the Company's Class D Preferred Stock to Adobe for an aggregate purchase price of $4.5 million. The principal uses of cash during the nine months ended March 31, 1996 were expenditures to fund engineering development and purchases of computers, furniture and equipment and to repurchase shares of Common Stock from a former executive. On May 17, 1996, the Company repurchased all of the outstanding shares of capital stock of the Company held by Adobe. The consideration for the repurchase included $4.5 million in cash, the original price paid by Adobe for such capital stock.

     At present, the Company has available a $2.0 million working capital revolving line of credit and a $1.0 million term loan facility with a bank, both of which are secured by substantially all assets of the Company. The working capital line of credit terminates on December 31, 1996, and no term loan will be made after December 1, 1996. Each term loan under the term loan facility is required to be repaid over 36 months from the date such term loan is funded. Under the loan facilities, the Company is required to comply with certain restrictive covenants, including debt to worth, capital base, quick ratio and profitability. The interest rate for the working capital line of credit is the bank's prime rate plus 0.5%; the interest rate for the term loan facility is the bank's prime rate plus 1.0%. As of March 31, 1996, the outstanding borrowings under the working capital line of credit and term loan facility were $0 and $441,000, respectively. Under the terms of the working capital and term loan facilities, the Company is prohibited from declaring or paying dividends on its Common Stock. As of May 1, 1996, the Company had no material capital commitments.

     The Company believes that the net proceeds of this offering, together with its existing cash and cash equivalent balances, funds generated from operations and available borrowings under its lines of credit will be sufficient to finance the Company's operations for at least the next 12 months. In the event the Company acquires one or more businesses or products, the Company's capital requirements could increase substantially, and there can be no assurance that additional capital will be available on terms acceptable to the Company, if at all.

                                    BUSINESS

     Xionics Document Technologies, Inc. ("Xionics" or the "Company") designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers and scanners. The Company offers integrated, modular software products, along with firmware and silicon technology products, that enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. Xionics provides standards-based technology around which its customers can design, develop and market differentiated products in a timely manner.

INDUSTRY BACKGROUND

  General Market

     Electronic devices for handling paper -- printers, copiers, scanners and fax machines -- are ubiquitous in the office environment today. According to Giga Information Group, United States sales of these office devices exceeded $28 billion in 1995 and are expected to grow to more than $33 billion by 1997. Growth and change within this market are driven by several factors. Technology-driven changes in the way work is performed in the office tend to increase demand for some types of devices, while decreasing demand for others. For example, as electronic mail becomes more widespread, documents are increasingly distributed electronically and then printed, rather than printed, copied or faxed and then manually distributed. These trends may account for increased market share for printers, especially high-speed laser, color and networked printers, compared to other office devices. In addition, users are demanding greater speed and throughput, higher-quality output, color capability and network connectivity, all at lower costs. Furthermore, manufacturers of office devices have an increasing need to meet de facto industry standards in areas such as page rendering technology, networking and Internet protocols. These market trends put office device manufacturers under constant pressure to improve and innovate in order to gain and hold market share.

     A few large international companies with worldwide product distribution, such as Canon, Hewlett-Packard, Kodak, Panasonic and Xerox, dominate the market for office devices that handle paper. Hewlett-Packard, for example, supplied 61% of laser printers sold in the United States in 1995, according to International Data Corporation ("IDC"). These original equipment manufacturers ("OEMs") compete fiercely with one another both within and across product categories. In order to meet user demand for improved and lower-cost office devices, these companies must continually try to reduce their product cost and time to market while adding features and functions that differentiate their products from those of competitors. The Company believes that these OEMs increasingly rely on outside suppliers to provide core, enabling software and hardware technologies around which the OEMs can develop these differentiated products.

     Among these core, enabling technologies are print and imaging technologies. Print technologies include page rendering techniques and system-level embedded software (i.e. software residing on an integrated circuit board, called a controller, that governs the device's functioning), which are critical in the printer marketplace and useful in other product categories. Imaging technologies include digital image acceleration, processing and enhancement, which are critical in the market for copiers, scanners and fax machines. Printer vendors are increasingly driven by competition and market forces (including competition for the very profitable aftermarket for consumable supplies such as paper and toner) to add traditional copier features such as paper handling and onboard scanners to their devices. For similar reasons, copier manufacturers are adding printer-like features such as network connectivity and page rendering applications. As a result, the markets for products in these two categories are converging.

  Printer Market

     Printer manufacturers must differentiate their products while still adhering to industry standards for applications interfaces and communications protocols. In particular, printer OEMs must incorporate industry-standard page-rendering techniques. Page rendering is the process by which a printer converts commands generated by a software application such as a word-processing program into marks on a printed page. This process is carried out by a software program known as a page description language interpreter, which is usually embedded in the printer controller. This software interprets a set of instructions from the application that describe the electronic appearance of a page (including detailed information about the placement of each character, line, curve or image), and then instructs the print engine exactly where to mark the page. The format in which these instructions are given is known as a page description language ("PDL").

     Two industry standards for PDLs, each with particular strengths, have become firmly established over the past decade and continue to evolve. The PCL language was developed by Hewlett-Packard for use in its own printers. The PostScript language was originated by Adobe, which does not itself manufacture printers but licenses its PostScript software to printer OEMs. Other companies have implemented compatible versions of both of these standard PDLs. The main strength of the PCL language is the rendering of text-intensive documents at high speeds using comparatively little memory, while the main benefit of the PostScript language is the rendering of pages containing both text and complex graphic images with high mathematical precision. The PostScript language has thus traditionally been used primarily in graphic arts and desktop publishing applications, with comparatively low penetration of the broader office market. PCL, on the other hand, is widely used in offices for printing text-intensive business documents. According to IDC, PCL or PCL-compatible languages were the primary languages used in approximately 70% of all laser printers sold in the United States in 1995, while PostScript or PostScript-compatible languages were the primary languages used in approximately 25% of all laser printers sold in the United States in 1995. Certain printer OEMs are including PostScript-compatible capability without significant extra cost in devices that traditionally have used only PCL in response to users' increasing desire to print business documents rich in graphical content such as complex fonts, photographs and other scanned or digitized images.

     A number of other trends are also driving growth in the printer market. The desire for color in documents has produced a corresponding demand for color laser printers, which must be able to handle much more data than monochrome printers. Furthermore, users continually demand improvements in speed and output resolution. Only four years ago, office printers typically printed in a range of 6 to 8 pages per minute at an output resolution of 300 dots per inch; acceptable speeds today are in the range of 12 to 30 pages per minute, and acceptable output resolution is generally considered to be 600 dots per inch. Finally, the number of network-connected printers has increased and is expected to continue to grow. According to IDC, 62% of laser printers sold in the United States in 1995 were connected to local or external computer networks. This percentage is expected to increase to 78% by 1999, according to IDC.

     All of these trends present significant technological challenges to printer OEMs that in many cases lie outside the OEMs' primary area of expertise. To meet such challenges, the Company believes that these OEMs are increasingly turning to third parties to provide system-level printer software technologies including PDL interpreters.

  Imaging Market

     Manufacturers of copiers, scanners and fax machines are also continually subject to user demand for better output quality and higher speeds. The OEMs that manufacture these devices are responding by deploying imaging technologies such as acceleration through data compression, digital image processing and digital image enhancement to improve performance and quality. These technologies are evolving from methods first employed by the dedicated scanner and display systems used in back-office document imaging applications such as credit card voucher clearing and check truncation, and increasingly are being deployed in mainstream office imaging devices. Xerox, for example, has introduced a line of digital copiers that use these technologies to produce image-enhanced copies, rather than the photography-based techniques of traditional analog copiers. The Company believes that, as these imaging technologies advance, copier OEMs, much like printer OEMs, rely on third parties to provide many of the relevant core technologies around which these manufacturers can build special or differentiated features.

  Developing Market for Multifunction Peripheral Devices

     The convergence in features of printers and copiers and advancements in image processing technologies have set the stage for another change in the market for office devices. This market has long consisted of a variety of devices performing a single dedicated function. A market is now emerging for multifunctional peripheral devices ("MFPs") which combine several paper-handling functions (e.g. printing, copying, scanning, and/or faxing) in one device and thus offer advantages such as increases in productivity and reductions in capital and operating expenses. These devices also generally offer the network connectivity which is frequently absent from traditional single-function devices. Giga Information Group projects that the United States market for MFPs will grow from 923,000 units in 1995 to approximately 6 million units in 1998.

     To date, OEMs have generally introduced two kinds of MFPs: low-end devices priced below $1,000, and higher-end devices priced at over $9,000. The lower-priced devices use a single device controller which is shared by the device's processing functions, can only perform one function at a time and yields correspondingly low performance and output quality. Although these devices are becoming accepted in the home and small-office market, which tolerates slow speeds and low resolutions, they are not capable of meeting the requirements of the office market. At the other end of the market, higher-priced MFPs contain several expensive device controllers, one for each separate function. These devices are considered too expensive to be sold in volume into the office market, which generally expects a price range of about $3,000 to $8,000 for office devices with these types of functions. The Company believes that no currently available MFP device in this price range meets office users' requirements for performance and quality.

     To meet MFP performance requirements at price points appropriate for the office market, the Company believes that OEMs must solve a central technological problem: how to achieve concurrent functioning (for example, receiving a fax and making a copy at the same time) on a single device controller. Critical design obstacles to solving this problem include providing sufficient bandwidth to support concurrent functions at an affordable cost, maximizing image processing speed on the single device controller and managing data flow through the device so that separate functions will not interfere with one another. A single device controller providing concurrent multiple functions must be designed to meet performance requirements without exceeding acceptable prices.

THE XIONICS SOLUTION

     Xionics provides advanced embedded systems technology for mainstream office devices such as printers, copiers and scanners. The Company's products enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. The Company has existing relationships with more than 35 OEM customers, including Hewlett-Packard, Sharp and Xerox. Xionics believes that it meets OEMs' needs by providing standards-based enabling technology that helps these OEMs bring differentiated products to market quickly.

     The Company markets its printer software products as an integrated, scalable, modular device controller architecture called the Xionics Intelligent Peripheral System ("IPS"). IPS is comprised of Xionics' embedded printer software, which includes fully compatible implementations of PostScript and PCL page description language interpreters, as well as a printer operating system and device management services. IPS provides OEMs with sophisticated embedded software solutions for a broad spectrum of monochrome and color printer products.

     IPS provides the Company's OEM customers with the following key benefits:

     - Improved price/performance. With the IPS printer architecture and its industry-standard PDL components, OEMs are able to increase their printers' performance at a reasonable cost by reducing memory requirements and adding functions such as PostScript capability.

     - Reduced time and risk to market. With the pre-integrated PDL interpreters, image processing, device services and other components provided in IPS, OEMs are able to rapidly combine IPS with their devices. Further, Xionics' technology allows OEMs to avoid expensive in-house development work and, accordingly, reduces time to market.

     - Product differentiation. With Xionics' IPS application programming interface ("API"), OEMs can readily customize their products with such features as differentiated front panel controls and paper handling and finishing capabilities. Xionics also provides OEMs with a source code license for its printer software, further facilitating customization and the addition of product-differentiating features.

     - Efficiencies associated with scalable, modular, extensible architecture. With the scalable, modular, extensible IPS architecture, OEMs can use IPS in whole families of monochrome and color printers with a range of price and performance targets.

     In addition to IPS, Xionics markets a family of scan, display and print accelerators for document imaging systems. These products incorporate advanced imaging technologies, such as compression/decompression, digital signal processing and digital image enhancement, to provide sophisticated image accelerator products at attractive prices.

     Building on its core competencies in the areas of print and imaging, the Company is developing an expanded version of IPS into what it believes will be a comprehensive solution that will meet design requirements for higher-performance and cost-effective controllers for MFPs. The Company's IPS technology is being expanded to include an enhanced software dataflow engine to allow true concurrent operation of multiple functions on a single device controller, industry-standard network routing software and a specially-designed ASIC which will provide a reduced-instruction-set-computing ("RISC") processor core and the hardware assist necessary to achieve the very high speed and bandwidth that MFP devices require. The IPS technology is also being expanded to include an enhanced API which will enable OEMs to customize the print, copy, scan and fax core services that will be provided by IPS.

STRATEGY

     Xionics' objective is to become the world's leading supplier of embedded systems technology for single-function and multifunction office devices. Key elements of the Company's strategy to achieve this objective are:

     Attain Leadership in the Printer Software Market. The Company has become a leader in developing core PDL technologies and believes it can extend that leadership position through continued investment in its IPS printer architecture and through developing and enhancing new and existing relationships with market-leading OEMs. In addition, the Company believes its position in the embedded printer systems market has been reinforced by its ongoing relationship with Hewlett-Packard. The Company intends to enhance the IPS embedded printer architecture and its various software components as needed to meet evolving industry standards.

     Leverage and Expand Core Technologies. The Company believes it has certain core competencies in printer software and imaging technologies. Xionics has invested and is continuing to invest significant resources in development activities aimed at extending its printer software products. These printer software products, along with the Company's imaging technologies, are the main building blocks for the MFP-specific extensions to IPS currently under development. The Company is developing its IPS architecture to include functions that enable the use of printers and MFPs as peripherals attached to the World Wide Web and to corporate intranets.

     Expand OEM Customer Relationships. The Company markets its IPS products primarily to OEMs, which allows Xionics to leverage OEMs' ability to bring significant investment and marketing resources to the distribution of products with wide market acceptance. The Company believes that the sharing of marketplace and technology vision between the Company and its OEM customers facilitates mutual innovation. Additionally, close cooperation in the integration and testing cycles for new products promotes timely market entry for OEMs' devices.

     Foster Product Development Partnerships. In order to supply competitive product offerings while remaining focused on its core competencies, the Company obtains certain components through strategic relationships with partners that possess complementary technologies. For example, the Company secures digital font technology through relationships with the AGFA Division of Bayer Corp., Bitstream Inc. and others. Xionics is also participating in IBM Microelectronics' core-plus-ASIC program, in which the parties are working jointly to develop and produce, to Xionics' proprietary design, a family of microcontroller chips designed specifically for the processing needs of MFPs. The Company also expects to offer NEST and AutoRoute technology from Novell, Inc. ("Novell") to assure full integration with Novell's widely used Netware network operating system.

     Develop MFP Technology. Building on its base of existing printer and imaging technology, the Company will seek to establish its MFP product, currently in development, as a leading integrated, scalable, ASIC-assisted software technology for MFPs. The IPS architecture, as the Company will extend it for MFPs, is designed to provide the massive image data throughput required for MFPs, at price points available only with high levels of ASIC support. The Company intends to capitalize on its existing relationships with major printer and imaging OEMs, which are also expected to be leading manufacturers in the MFP market, to establish IPS as the preferred core technology solution for MFPs.

CORE TECHNOLOGIES AND PRODUCTS

     Core Technologies. Xionics offers integrated, modular software products, along with firmware and silicon technology products, that enable the high-speed capture, processing, printing, copying and display of complex electronic documents both locally and across networks. These products are licensed to major OEMs that incorporate Xionics' products in their office devices sold to end users. The products incorporate relevant industry standards and include an API that enables OEMs to create the applications and features necessary to differentiate their products in a competitive marketplace. The following chart shows the Company's core technologies and products, including products under development:

                                  Core Technologies
                              -------------------------
                                Embedded Applications
                                Device Drivers
                                Dataflow Software
                                Systems Services
                                Control Services
                                Image Processing



        Print Embedded Products                Document Imaging Products
- -------------------------------------  -----------------------------------------
Intelligent Peripheral System - Print  Image Acceleration Controllers
  PostScript PDL                         Scan (Turbo, Lightning, PowerLightning)
  PCL PDL                                Display (XipView)
  Embedded Core Services                 Print (XipPrint II)
  Font Systems


                          Products Under Development
                     -----------------------------------
                     Intelligent Peripheral System - MFP
                       IPS - Print (Expanded)
                       XipApp
                       XipChannel
                       Internet/Intranet Capability

                     XipChip


     Intelligent Peripheral System. The Intelligent Peripheral System consists of a modular, layered software system based on Xionics' dataflow architecture for providing processing and control of printers. The dataflow architecture permits the direction of multiple parallel data streams through a system of software-defined and hardware-executed pipelines. The central element is a realtime, multitasking core services system which controls conventional RISC processors in printer-only configurations. The Company's MFP-oriented IPS offering under development will include an expanded core services system that will control the XipChip parallel image data processing ASIC being developed by the Company. XipChip, when completed, is expected to provide the massive bandwidth required to drive advanced MFPs. In addition, the Company is developing its IPS architecture to include functions that enable the use of printers and MFPs as peripherals attached to the World Wide Web and to corporate intranets.

     IPS, delivered as a series of software developer packages, includes an embedded applications layer for providing one or more of the four standard functions of print, scan, copy and fax. The embedded applications control the core services through the XipPower API. OEMs may modify the applications provided with IPS or incorporate their own value-added applications through the XipPower API interface and access to certain source code.

                             IPS-PRINT ARCHITECTURE

                                   [GRAPHICS]

The artwork shows a schematic diagram of the Company's IPS-Print architecture with dataflow applications (top box) and core services (next box down) together comprising the Intelligent Peripheral System. Under these boxes OEM hardware is shown using the Company's IPS to interface between Internet, Intranet, Network and Host.

     IPS-Print. IPS-Print is a software developer package that contains page rendering application components and supporting embedded system service components needed to build printer controllers. The package includes Xionics' compatible implementations of software interpreters for the PostScript and PCL page description languages. Each Xionics PDL interpreter can render color and Asian-font pages as well as standard monochrome output. IPS-Print includes a patented method for significantly reducing the amount of printer memory necessary for rendering complex pages.

     Sales of printer software products are generally based upon negotiated non-exclusive license agreements. Typical terms include a one-time source code license fee, royalties based on published prices for units sold by the OEM and non-recurring engineering fees.

     IPS-MFP Products Under Development. IPS-MFP is being developed as a software developer package that includes all of the components of IPS-Print plus additional components that are being designed to allow OEMs to build high-performance, cost-effective controllers for multifunction peripheral devices. The additional components being developed will include embedded applications for copy, scan and fax functions plus the extended core system services needed to support the concurrent operation of MFP applications. When completed, IPS-MFP is expected to include XipChannel, a built-in device driver system which, without modification, will permit existing single-function personal computer applications to work with MFP devices and to communicate with them through a single cable. IPS-MFP is being designed to include XipApp, an image and document management software development toolkit, that would allow OEMs to create their own MFP product extensions and enhancements.

     IPS-MFP, when completed, will also be available with the Company's XipChip ASIC. XipChip, currently under development, is designed as an advanced core ASIC which contains an industry standard RISC processor to run supervisor and embedded application tasks, a high-speed parallel data cache, a high speed memory access controller, and seven parallel processing channels to handle image data input, processing, output, device control, compression/decompression, memory to memory operations and onboard peripheral device interfaces. XipChip is intended to provide sustained, aggregate image data bandwidth of approximately 250 megabytes per second through its seven concurrently operating processing channels.

     There can be no assurance that the Company will be successful in developing IPS-MFP or XipChip, that unanticipated problems or delays in future development and production will not be encountered, or that, once completed, IPS-MFP, with or without XipChip, will meet its performance specifications under all conditions or for all anticipated applications.

     Document Imaging Products. In addition to IPS, Xionics markets a family of scan, display and print accelerators to providers of turnkey document imaging systems. These products incorporate imaging technologies such as data compression/decompression, digital image processing and digital image enhancement, and are used to accelerate the high-volume capture, display and printing of business transaction records in compressed form for applications such as credit card voucher clearing and check truncation.

     Xionics' family of Turbo, Lightning and PowerLightning scan accelerator boards plug into standard PC bus slots. They drive high performance dual-sided production scanners for converting scanned data to enhanced, network-resident image files for use in document imaging applications. These scan accelerator products range in list price from $895 to $5,395.

     Xionics' XipView family of display accelerators plug into standard PC bus slots and drive high resolution, large diagonal, fast refresh display devices. XipView allows virtually simultaneous display and manipulation of complex images, thereby increasing user productivity and decreasing user fatigue. These display accelerator products range in list price from $850 to $2,799.

     Xionics' XipPrint II family of plug-in accelerators allows Hewlett-Packard printers to decompress, rotate and print complex image files at the full rated speed of the printer. This technology will also be built into the IPS-MFP product under development. The list price of XipPrint II is $795.

     The Company expects that its revenue from sales of its imaging products will decrease over time as the Company focuses its research and development efforts on printer software and MFP products, while reducing its investment in research and development in its imaging products from current levels.

SALES AND MARKETING

     The Company markets and sells its products worldwide to OEMs, value-added resellers ("VARs") and distributors. The Company maintains separate sales forces for its printer software and imaging product lines. As of May 1, 1996, the direct OEM sales force had a staff of 11 people, and the direct imaging sales force had a staff of eight people. Both sales forces are based at the Company's headquarters in Burlington, Massachusetts. The Company maintains additional sales offices in Tokyo, Japan, and Maidenhead, England.

     OEM Sales. The Company seeks to enhance its relationships with existing OEM accounts and to obtain new customers through a dedicated account management program and through worldwide new business development efforts. Sales account executives each work with a limited number of OEM customers to focus on partnership building. Due to the technical nature of the Company's products, each account executive is assigned an applications engineer, who works with the customer's engineering team to promote the adoption of the Company's products. Additionally, senior Company executives are active participants in all significant OEM relationships.

     OEM product marketing and business development is provided by a staff of seven people based at the Company's headquarters in Burlington, Massachusetts. To support the Company's sales efforts, an active events marketing program is maintained with dedicated symposiums in the United States and Japan and trade show participation. In addition, the Company's marketing communications group manages public relations efforts, produces and distributes marketing and product support materials and maintains a World Wide Web site.

     Document Imaging Product Sales. The Company's document imaging products are primarily sold by distributors. The Company's sales force provides training, pricing and product information to distributors, and will also make direct customer calls to large volume purchasers. The sales force encourages independent software vendors and system integrators to support Xionics' products. Marketing activities include key trade show attendance, direct telephone response and selective advertising.

CUSTOMERS

     The Company's customers include OEMs that manufacture laser printers, copiers and scanners as well as distributors and VARs of document imaging products and certain direct imaging end users. As of May 1, 1996, the Company had licensed its products for office devices to over 35 OEMs, and had over 20 distributors of its document imaging products. In the fiscal year ended June 30, 1995, Xerox and Law Cypress accounted for approximately 12.3% and 8.8%, respectively, of the Company's net revenue. For the nine months ended March 31, 1996, Hewlett-Packard accounted for approximately 17.5% of the Company's net revenue.

     Since September 1994, the Company has had a significant relationship with Hewlett-Packard to supply printer software and related technology and support. For the three fiscal quarters ended September 30, 1995, December 31, 1995, and March 31, 1996, revenue from Hewlett-Packard accounted for 5.6%, 4.6% and 34.1%, respectively, of the Company's net revenue. The Company expects that revenue from its relationship with Hewlett-Packard will continue to represent a material percentage of the Company's total revenue for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In March 1996, the Company entered into an amendment of its preexisting agreement with Hewlett-Packard. Under the amended agreement (the "HP Agreement"), the Company licensed certain of its page description technology to Hewlett-Packard. Payments under the HP Agreement include the Company's charges for source code access, engineering services, license rights and ongoing maintenance and support. Future payments under the HP Agreement are contingent upon the satisfaction of performance milestones by the Company. There can be no assurance that the Company will meet these performance milestones. Hewlett-Packard has the right to terminate the HP Agreement upon a failure by the Company to comply with any of the provisions of the HP Agreement that is not cured within 30 days, and upon the commencement of certain bankruptcy or insolvency proceedings.

     Pursuant to the HP Agreement, the Company has granted to Hewlett-Packard a right of first refusal if the Company proposes to enter into or participate in a "control transaction" with a third party. "Control transactions" include, among other things, certain mergers or consolidations, sales or exclusive licenses of certain assets or intellectual property of the Company, and sales of stock, share exchanges or other transactions that constitute a change in control of the Company. The right of first refusal will expire on the earlier of the first anniversary of the effective date of the Registration Statement of which this Prospectus is a part or September 30, 1998.


     A representative list of the Company's customers follows. In the Company's
1994 and 1995 fiscal years and for the nine months ended March 31, 1996, aggregate net revenue recorded by the Company from these listed customers represented 50.5%, 54.1% and 67.7%, respectively, of the Company's net revenue.

    OEM CUSTOMERS                                     VARS AND DISTRIBUTORS
    Canon Inc.                                        Appropriate Technology plc (Aptec)
    Fuji Xerox Co., Ltd.                              Bell & Howell Ltd.
    Hewlett-Packard Company                           Computer Technology Deutschland   GmbH
    IBM Printer Systems, Inc.                         (C-2000)
    Kyushu Matsushita Electric Co., Ltd.              Cranel, Inc.
      (Panasonic)                                     Dicom AG
    Lexmark International Group, Inc.                 Law Cypress Distributing Co.
    Nihon Unisys Corporation                          Tech Data Corporation
    Oce Printing System GmbH
    Olivetti Lexicon S.p.A.                           END USERS
    Ricoh Corporation                                 Abbey National plc
    Seiko Epson Corporation                           Defense Finance and Accounting Service
    Sharp Corporation                                 Mackenzie Financial Corporation
    Xerox Corporation                                 Papelaco Telematica

     For the nine months ended March 31, 1996, Lexmark accounted for 9.5% of the Company's net revenue. Under Lexmark's existing agreement with the Company, Lexmark is not required to include the Company's printer software products in its printers after December 31, 1996. The Company has received no indication that the Company will receive royalties from Lexmark after that date.

     The Company provides ongoing maintenance and support of its products on a contract basis. Maintenance service includes updates of the licensed software and support is provided in the form of telephonic and electronic mail response to customer questions. Engineering services are available for a fee either on a project-specific or general as-needed basis.

RESEARCH AND DEVELOPMENT

     The Company's principal research and development activities are located at the Company's headquarters in Burlington, Massachusetts. As of May 1, 1996, the Company employed 101 software and hardware design engineers, project managers and support staff. The primary activities of these employees are new product development, enhancement of existing products, product testing and technical documentation development. A substantial majority of the Company's expenses for research and development are allocated to ongoing development of the Company's IPS printer software products and the enhanced systems technology for MFP products. A portion of the development staff is engaged in future technology development in such areas as Internet and corporate intranet applications, advanced color imaging and next-generation ASICs. The Company has developed significant tools and methodologies for the automation of testing, bug tracking and technical document management. The Company's total research and development expense for fiscal years 1994, 1995 and the nine months ended March 31, 1996 was $1.3 million, $6.2 million and $6.3 million, respectively. The Company anticipates that it will continue to commit substantial resources to research and development.

     Through Xionics Document Technologies GmbH, a subsidiary located in Dortmund, Germany, the Company has a dedicated ASIC design staff working in conjunction with the Heinz Nixdorf Institute of the University of Paderborn, Germany, to produce the XipChip ASIC technology. In 1995, the Company acquired this group because of its substantial prior experience in the design, development and deployment of complex silicon technology. The Company is participating in IBM Microelectronics' core-plus-ASIC program. The parties are working jointly to produce, to Xionics' proprietary design, a family of microcontroller chips designed specifically for the processing needs of MFPs.

COMPETITION

     The market for the Company's products is highly competitive, and many of the Company's competitors have significantly more resources than the Company. Principal competitive factors include brand identity, features, price, performance, ease of integration, service and time to market.

     In the market for embedded printer system software, the Company has one primary competitor, Adobe, which has significantly greater resources than the Company. Adobe was the developer of the PostScript page description language, which acquired a significant brand name image. Recently Adobe announced that its largest customer for its page description language, Hewlett-Packard, will discontinue the use of Adobe PostScript in some of its future printer products. A few other competitors also exist in this area. In addition, certain large OEMs develop their own proprietary PDL components as an alternative to purchasing commercially available products such as those sold by the Company.

     The Company has recently terminated an agreement with Adobe pursuant to which Adobe and the Company were collaborating to incorporate certain Adobe software products into the Company's MFP technology under development. The Company believes that Adobe, which has significantly greater resources than the Company, may compete directly with the Company for the development of MFP products, and may enter into one or more arrangements for developing MFP products with the Company's competitors. There can be no assurance that Adobe will not be able to develop a product that competes with, or is more competitive than, the Company's embedded systems technology for MFP devices, or that Adobe will not be able to develop such a product in a shorter time frame. See "Risk Factors -- Termination of Relationship with Adobe; Increased Competition."

     The market for a comprehensive MFP controller solution is in the development stage. The Company has a number of potential competitors for its IPS-MFP product in development, many with significantly greater resources than the Company, including Adobe. Specifically, it is expected that one of the leading solution-oriented ASIC foundries, such as LSI Logic Corporation or Integrated Device Technology, Inc., may attempt to formulate a solution. Other companies reportedly are or could be developing MFP systems solutions. The OEMs now in the market with MFP products have developed much of their base MFP technology internally, and the Company expects to continue to compete with these in-house development groups.

     The Company's document image acceleration products compete with similar products sold by a small number of competitors.

INTELLECTUAL PROPERTY

     The Company possesses two United States patents. The United States Patent and Trademark Office has allowed two additional patent applications of the Company, on which patents are expected to issue within the next several months. In addition to its patents, the Company also relies on a combination of copyright, trademark and trade secret laws, employee and third-party non-disclosure agreements, and license agreements for the protection of its intellectual property. The source code for the Company's products is protected as an unpublished work under the copyright laws as they currently exist. Despite these precautions unauthorized third parties may be able to copy or reverse-engineer all or portions of the Company's products.

     The Company believes that neither its existing products nor those under development infringe any existing patents. There can be no assurance, however, that the Company is aware of all patents that might potentially be infringed by its products, or that third parties will not claim such infringement by the Company with respect to current or future products. If infringement is alleged, the Company may seek to obtain a license to use the subject technology. There can be no assurance that the necessary licenses will be available to the Company on acceptable terms, if at all, or that the Company would prevail in any related legal proceeding.

OPERATIONS

     The Company's operations consist primarily of materials planning and procurement, quality control and final product configuration and testing. The Company designs the significant hardware subassemblies for certain of its products and uses several independent third-party contract assembly companies to perform printed circuit board assembly. The Company configures and tests the hardware and software in combinations to meet a wide variety of customer requirements. For other products, independent third-party subcontractors perform complete turnkey manufacturing. The Company has an in-house software duplication facility which reproduces the Company's OEM software products on magnetic tape or other media for delivery to OEMs.

     The Company expects IBM Microelectronics to be its sole source of supply for its XipChip ASIC. Although the Company believes it could develop other sources for this custom component, no alternative source currently exists, and identifying an alternative source and obtaining such components from the alternative source could take several months or longer.

EMPLOYEES

     As of May 1, 1996, Xionics had 162 full-time employees. The Company employs 101 people in product development, 26 in sales and marketing, 18 in manufacturing and operations, and 17 in accounting and administrative functions. The Company hires temporary employees on an as-needed basis to meet development goals. None of the employees is represented by a labor union or is subject to a collective bargaining agreement. The Company believes that its employee relations are good.

FACILITIES

     The Company's principal administrative, sales, marketing and research and development facility is located in a leased facility with approximately 43,000 square feet of space in Burlington, Massachusetts. This facility is leased through December 1999 with approximately 19,000 square feet of additional office space becoming available to the Company under the lease in July 1996. Xionics' European sales activities are conducted from a leased facility in Maidenhead, England and its Japanese sales activities are conducted from a leased office in Tokyo, Japan. The Company conducts certain of its research and development activities at a leased facility in Dortmund, Germany. The Company believes that, with the additional 19,000 square feet of office space that becomes available to the Company under its Burlington lease in July 1996, its facilities are adequate for its current needs and for its future needs at least through the end of its 1998 fiscal year.

LEGAL PROCEEDINGS

     As of the date of this Prospectus, the Company is not a party to any legal proceedings the outcome of which, in the opinion of management, is likely to have a material adverse effect on the Company's results of operations or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The executive officers and directors of the Company are as follows:

                   NAME                      AGE                     POSITION
- ------------------------------------------   ---    -------------------------------------------
Robert E. Gilkes..........................   57     Chairman of the Board, Chief Executive
                                                    Officer and President
Robert Downs..............................   48     Chief Operating Officer
Gerard T. Feeney..........................   37     Vice President -- Finance, Chief Financial
                                                    Officer, Treasurer and Secretary
Gary Ambrosino............................   40     Vice President -- Product Marketing
John W. Devine, III.......................   53     Vice President -- Human Resources
Rosemary E. Grande........................   38     Vice President -- Product Development
Edward B. Mallen..........................   47     Vice President -- Worldwide Sales
Frank P. Monaco...........................   49     Vice President -- Research and Development
Richard A. D'Amore........................   42     Director
Ronald D. Fisher..........................   48     Director
Paul R. Low...............................   63     Director
David R. Skok.............................   40     Director
Thomas A. St. Germain.....................   58     Director


     Mr. Gilkes has served as a Director of the Company since November 1994 and as President and Chief Executive Officer of the Company since January 1995. He was elected Chairman of the Board of the Company in April 1996. From September 1986 until September 1993, Mr. Gilkes served as Chairman and Chief Executive Officer of Tadpole Technology plc, a manufacturer of portable workstations. Mr. Gilkes has over 30 years of experience in the high technology industry, including over 20 years in senior management.

     Mr. Downs has served as Chief Operating Officer of the Company since January 1996. From January 1995 until January 1996, he served as Vice President
- -- Operations of the Company and from November 1994 through June 1995 he also served as Chief Operating Officer of the Company. From November 1993 until November 1994, Mr. Downs served as President and Chief Operating Officer of the Company. From March 1989 until August 1993, Mr. Downs was Vice President and General Manager of the Peripherals Division of Phoenix Technologies Ltd. ("Phoenix"). Mr. Downs has over 25 years of experience in the high technology industry.

     Mr. Feeney has served as Vice President -- Finance, Chief Financial Officer, Treasurer and Secretary of the Company since June 1993. From October 1991 until June 1993, Mr. Feeney served as Vice President -- Finance and Operations. From September 1986 until April 1991, Mr. Feeney served as Chief Financial Officer at IMG, Inc., a software company, and prior to that held various positions with Analog Devices, Inc., an integrated circuit manufacturer. Mr. Feeney has over 17 years of experience in the high technology industry.

     Mr. Ambrosino has served as Vice President -- Product Marketing of the Company since May 1996. From January 1995 until May 1996, Mr. Ambrosino served as Vice President -- Multifunction Products of the Company and from March 1994 until January 1995 as Director of OEM Sales. From November 1992 until March 1994, Mr. Ambrosino was a private high technology consultant and from September 1991 to November 1992 he was President and Chief Executive Officer of Symbiotics, Inc., a designer of network-oriented programming tools. From September 1988 to September 1991, he was President of The Instruction Set International, Inc., a software services company. Mr. Ambrosino has over 17 years of experience in the high technology industry.

     Mr. Devine has served as Vice President -- Human Resources of the Company since July 1995 and as Director of Human Resources from January 1995 until July 1995. From January 1991 until January 1995, Mr. Devine served as principal of a human resources consulting company, Devine & Associates.

     Ms. Grande has served as Vice President -- Product Development of the Company since July 1995. From November 1994 until June 1995, she served as General Manager of the Company's printer software division. From August 1993 until November 1994, Ms. Grande served as General Manager of the Peripherals Division of Phoenix and from April 1992 until July 1993 she served as Senior Director of Marketing at Phoenix. From April 1989 until April 1992, she held other marketing positions at Phoenix. Ms. Grande has over 15 years of experience in the high technology industry.

     Mr. Mallen has served as Vice President -- Worldwide Sales of the Company since July 1995. From August 1993 until November 1994, he served as Vice President -- Imaging Sales and from November 1994 until June 1995 as General Manager -- Imaging. From August 1991 until August 1993, Mr. Mallen served as Vice President of Software Products at Xerox Imaging Systems, a manufacturer of optical character recognition hardware and software products, and from August 1988 until August 1991 as Vice President of U.S. Sales for Interleaf Corporation, a supplier of integrated document management software for business solutions. Mr. Mallen has over 20 years of experience in the high technology industry.

     Mr. Monaco has served as Vice President -- Research and Development of the Company since November 1994. From November 1988 until November 1994, Mr. Monaco served as Senior Director of Engineering of the Peripherals Division of Phoenix. Mr. Monaco has over 22 years of experience in the high technology industry.

     Mr. D'Amore has served as a Director of the Company since June 1993. Mr. D'Amore has been a general partner of North Bridge Venture Partners since 1992 and of Hambro International Venture Funds since 1982, both venture capital investing firms. Mr. D'Amore is also a director of Math Soft, Inc., Solectron Corporation and Veeco Instruments, Inc.

     Mr. Fisher has served as a Director of the Company since November 1994. Mr. Fisher has been Vice Chairman of SOFTBANK Holdings Inc., a global technology infrastructure provider, since October 1995. Since January 1990, Mr. Fisher has served as Chairman of the Board of Phoenix. Mr. Fisher is a director of MICOM Communications Corp., Black Box Corporation, MicroTouch Systems, Inc., and Phoenix Technologies Ltd.

     Dr. Low has served as a Director of the Company since October 1995. Dr. Low has been President and Chief Executive Officer of PRL Associates, a technology consulting company, since June 1992. Previously, Dr. Low was Vice President and General Manager of IBM Microelectronics, IBM's silicon design and fabrication division, and a member of IBM's Management Board from June 1990 to June 1992. Dr. Low is a director of Applied Materials, Inc., Integrated Packaging Assembly Corp., Network Computing Devices, Inc., Number Nine Visual Technology Corporation, Solectron Corp., and Veeco Instruments, Inc.

     Mr. Skok has served as a Director of the Company since November 1995. Mr. Skok has been President and Chief Executive Officer of Watermark Software, Inc., an imaging software company, since January 1993. From September 1990 until December 1992, Mr. Skok was Chairman of the Board and Chief Executive Officer of the Company.

     Mr. St. Germain has served as a Director of the Company since March 1996. Mr. St. Germain has served as Senior Vice President, Chief Financial Officer and Treasurer of Summa Four, Inc., a telecommunications company, since May 1993. From August 1984 until April 1993, Mr. St. Germain was Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Vicor Corporation, a power systems manufacturing company.

     The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The members of the Company's Audit Committee are Mr. D'Amore and Dr. Low. The Compensation Committee reviews and recommends to the Board of Directors the salaries, bonuses and other forms of compensation for executive officers of the Company and administers various compensation and benefit plans. The members of the Company's Compensation Committee are Messrs. D'Amore and Fisher. None of the members of the Audit Committee or the Compensation Committee is a past or current officer or employee of the Company. The Board of Directors does not maintain a nominating committee or a committee performing similar functions.

     The Company's Charter will provide that the Board of Directors be classified into three classes, with the members of the respective classes serving for staggered three-year terms. The first class will consist of Messrs. Gilkes and St. Germain, the second of Messrs. Skok and Fisher and the third of Mr. D'Amore and Dr. Low, with the initial terms of the directors comprising the classes expiring upon the election and qualification of directors at the annual meetings of stockholders held following the fiscal years of the Company ending June 30, 1997, 1998 and 1999, respectively. At each annual meeting of stockholders, directors will be re-elected or elected for full three-year terms. See "Description of Capital Stock -- Certain Provisions of the Company's Amended and Restated Certificate of Incorporation and By-Laws."

     The current and continuing directors of the Company were nominated and elected in accordance with the Second Amended and Restated Shareholder Agreement, dated as of August 25, 1995, which will terminate upon the closing of this offering.

     Executive officers of the Company are appointed by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified. There are no family relationships among any of the executive officers or directors of the Company.

DIRECTOR COMPENSATION

     The Company does not compensate its directors for attendance at meetings or reimburse their expenses in connection therewith. The Company has granted options to purchase 30,000 shares of Common Stock under the 1995 Stock Option Plan to each of Mr. D'Amore, Mr. Fisher and Dr. Low, and an option to purchase 10,000 shares of Common Stock under the 1996 Stock Option Plan to Mr. St. Germain.

     The Company has also entered into a consulting agreement dated as of March 25, 1996 with Mr. St. Germain pursuant to which Mr. St. Germain has agreed to provide investor relations services in exchange for compensation consisting of $1,000 per consulting day and the option referred to above. The Agreement is terminable by either party upon 90 days notice, and by the Company without notice subject to a $15,000 termination payment.

EXECUTIVE COMPENSATION


     The following table sets forth certain information regarding each of the two individuals who served as the Company's Chief Executive Officer and each of the four most highly compensated other executive officers (the "Named Executive
Officers") during the fiscal year ended June 30, 1995, except as otherwise indicated.


                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM
                                                                  COMPENSATION
                                                                  ------------
                                                                   NUMBER OF
                                                                     SHARES
                                                                   UNDERLYING
                                                                    OPTIONS           ALL OTHER
      NAME AND PRINCIPAL POSITION               SALARY             GRANTED(#)       COMPENSATION
- ----------------------------------------  -------------------     ------------     ---------------
Robert E. Gilkes........................       $ 150,000             340,000(2)        $    --
  Chairman of the Board, Chief Executive
  Officer and President(1)
Robert Downs............................         125,000              59,299             1,875(3)
  Chief Operating Officer
Gerard T. Feeney........................         121,500              15,418             3,075(4)
  Vice President -- Finance, Chief
  Financial Officer, Treasurer and
  Secretary
Gary Ambrosino..........................         112,500             140,000(5)             --
  Vice President -- Product Marketing
Edward B. Mallen........................         125,000             104,367             1,875(6)
  Vice President -- Worldwide Sales
Peter Santeusanio(7)....................          89,917                  --            58,950
  Former Chairman of the Board,
  President and Chief Executive Officer

- ---------------
(1) Mr. Gilkes became President and Chief Executive Officer of the Company in January 1995.

(2) Includes options to purchase 300,000 shares of Common Stock which were granted to Mr. Gilkes as of October 10, 1995.

(3) Consists of Company contributions made on Mr. Downs' behalf to the 401(k) Plan in fiscal 1995.

(4) Consists of Company contributions made on Mr. Feeney's behalf to the 401(k) Plan in fiscal 1995.

(5) Includes options to purchase 100,000 shares of Common Stock which were granted to Mr. Ambrosino as of October 10, 1995.

(6) Consists of Company contributions made on Mr. Mallen's behalf to the 401(k) Plan in fiscal 1995.

(7) Mr. Santeusanio was Chairman of the Board until his resignation in February 1995, and had been President and Chief Executive Officer of the Company until January 1995. The terms of Mr. Santeusanio's resignation were governed by a Severance Agreement, dated March 23, 1995, between Mr. Santeusanio and the Company. A total of $148,867 was paid to Mr. Santeusanio during fiscal 1995, $89,917 while he was employed by the Company (included in column headed "Salary") and $58,950 as post-termination salary and benefits pursuant to the terms of the Severance Agreement (included in column headed "All Other Compensation").


     Options granted to the Named Executive Officers during the fiscal year ended June 30, 1995 are set forth in the following table. For disclosure regarding the terms of stock options, see "Management -- Stock Option Plans." No stock appreciation rights ("SARs") were granted during fiscal 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                  INDIVIDUAL GRANTS
                                              ---------------------------------------------------------
                                              NUMBER OF        PERCENT OF
                                                SHARES       TOTAL OPTIONS
                                              UNDERLYING       GRANTED TO       EXERCISE
                                               OPTIONS         EMPLOYEES         PRICE       EXPIRATION
                    NAME                      GRANTED(#)     IN FISCAL 1995     ($/SHARE)       DATE
- --------------------------------------------  ----------     --------------     --------     ----------
Robert E. Gilkes(1).........................     40,000             2.9%         $ 0.20         2005
Robert Downs................................     59,299             4.4            0.20         2005
Gerard T. Feeney............................     15,418             1.1            0.20         2005
Gary Ambrosino(2)...........................     40,000             2.9            0.20         2005
Edward B. Mallen............................    104,367             7.7            0.20         2005

- ---------------
(1) As of October 10, 1995, the Company granted Mr. Gilkes options to purchase an additional 300,000 shares of Common Stock at an exercise price of $0.68 per share.

(2) As of October 10, 1995, the Company granted to Mr. Ambrosino options to purchase an additional 100,000 shares of Common Stock at an exercise price of $0.68 per share.



     No stock options were exercised by the Named Executive Officers during fiscal 1995 or subsequently thereafter. There were no SARs outstanding during fiscal 1995 or subsequently thereafter. The following table sets forth certain information regarding unexercised options held by each of the Named Executive
Officers as of June 30, 1995:

                         FISCAL YEAR-END OPTION VALUES
                                                   AGGREGATED FISCAL YEAR-END OPTION VALUES
                                      ------------------------------------------------------------------
                                            NUMBER OF SECURITIES
                                           UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED
                                                 OPTIONS AT                    IN-THE-MONEY OPTIONS
                                             FISCAL YEAR-END(#)                AT FISCAL YEAR-END(1)
                                      --------------------------------     -----------------------------
                NAME                  EXERCISABLE(2)     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ------------------------------------  --------------     -------------     -----------     -------------
Robert E. Gilkes....................       5,120             34,880         $  55,296       $   376,704
Robert Downs........................      91,354            191,667           986,623         2,070,004
Gerard T. Feeney....................      75,021             23,416           810,227           252,893
Gary Ambrosino......................       5,120             34,880            55,296           376,704
Edward B. Mallen....................      64,944            158,021           701,395         1,706,627

- ---------------
(1) There was no public trading market for Common Stock on June 30, 1995. Accordingly, solely for purposes of this table, the values in these columns have been calculated on the basis of the assumed initial public offering price of $11.00 per share (rather than a determination of the fair market value of Common Stock on June 30, 1995), less the applicable option exercise price.

(2) All stock options granted by the Company during fiscal 1995 automatically become immediately exercisable upon completion by the Company of the public offering of Common Stock contemplated hereby.


STOCK OPTION PLANS

     1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "1996 Plan") was approved by the Board of Directors on February 14, 1996 and is expected to be adopted by the Company's stockholders prior to the closing date of this offering. The aggregate number of shares of Common Stock available for awards under the 1996 Plan is 950,000 shares. The 1996 Plan provides for the grant or award of stock options ("Stock Options") to purchase shares of Common Stock of the Company. Stock Options granted under the 1996 Plan may be incentive stock options or non-statutory options. The purpose of the 1996 Plan is to attract and retain outstanding employees through the incentives of stock ownership. Any employee of the Company (including officers), and any consultant to and any director of the Company, are eligible to receive Stock Options under the 1996 Plan. As of March 31, 1996, 138,250 shares reserved for issuance under the 1996 Plan were subject to outstanding Stock Options at a weighted average exercise price of $1.84 per share.

     The 1996 Plan is administered by the Board of Directors. Subject to the provisions of the 1996 Plan, the Board of Directors has the authority to designate participants and to determine whether Stock Options granted are incentive stock options or not, the number of shares to be covered by each Stock Option, the price of the exercise of the Stock Option, the time at which Stock Options are exercisable or may be settled, the method of payment and any other terms and conditions of the awards. All Stock Options are evidenced by Stock Option Agreements between the Company and the participant.

     While the Board of Directors determines the prices at which Stock Options may be exercised under the 1996 Plan, the exercise price of an incentive Stock Option under the 1996 Plan shall be at least 100% of the fair market value (as determined under the terms of the 1996 Plan) (or 110% of the fair market value if the grantee is deemed to own 10% or more of the outstanding voting stock of the Company) of a share of Common Stock on the date of grant. Stock Options must be exercised by the tenth anniversary of the date of grant, or if the grantee owns 10% or more of the outstanding voting stock of the Company, by the fifth anniversary of the date of grant.

     1995 Stock Option Plan. The Company's 1995 Stock Option Plan (the "1995 Plan"), effective January 1, 1995, was approved by the Board of Directors on June 1, 1995 and adopted by the Company's stockholders in December 1995. The 1995 Plan provides for the grant or award of Stock Options, which may be incentive stock options or non-statutory stock options. The 1995 Plan contains substantially identical terms to those contained in the 1996 Plan. As of March 31, 1996, all 1,758,843 of the shares of Common Stock reserved for issuance under the 1995 Plan were subject to outstanding Stock Options at a weighted average exercise price of $0.37 per share. The Board of Directors also administers the 1995 Plan.

     1993 Stock Option Plan. The Company's 1993 Stock Option Plan (the "1993 Plan") was approved by the Company's Board of Directors and stockholders on August 27, 1993. The 1993 Plan provided for the grant or award of Stock Options, which may be either incentive stock options or non-statutory options. The 1993 Plan contains substantially identical terms to those contained in the 1996 and 1995 Plans. As of March 31, 1996, all of the 573,007 shares of Common Stock reserved for issuance under the 1993 Plan are subject to outstanding stock options at a weighted average exercise price of $0.20 per share. The Board of Directors also administers the 1993 Plan.

     1996 Directors' Stock Option Plan. The Board of Directors is expected to adopt the 1996 Directors' Stock Option Plan (the "Directors' Plan") prior to the closing date of this offering. The Directors' Plan will provide for the grant of stock options to non-employee directors. The Directors' Plan will be submitted to the stockholders of the Company for their approval prior to the closing date of this offering.

     1996 Employee Stock Purchase Plan. The Board of Directors is expected to adopt the 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan") prior to the closing date of this offering. The Stock Purchase Plan will enable eligible employees to acquire shares of the Company's Common Stock through payroll deductions. The Stock Purchase Plan will be submitted to the stockholders of the Company for their approval prior to the closing date of this offering.

     401(k) Plan. Effective as of January 1, 1992, the Company adopted the 401(k) Plan, an employee profit-sharing plan pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), which plan was amended and restated effective as of January 1, 1995. Under the 401(k) Plan, as amended in 1995, eligible participants may defer portions of their salaries for future receipt and the Company may match up to 50% of the deferral contribution made by such participant up to a maximum of 6% of a participant's compensation during the previous fiscal year. The Board of Directors establishes the amount of the Company's matching contribution for each fiscal year after the close of the fiscal year, within the limits imposed by the 401(k) Plan.

                              CERTAIN TRANSACTIONS

     On August 25, 1995, the Company issued an aggregate of 2,662,636 shares of its Class C Redeemable Convertible Preferred Stock for aggregate consideration of $7,748,270 (including par value of converted preferred stock and cancelled indebtedness) at a purchase price of $2.91 per share (the "Class C Preferred Stock Financing"). The following 5% or greater stockholders were purchasers of the Class C Redeemable Convertible Preferred Stock in the amounts indicated:
Hambro International Venture Fund II (766,078 shares); Hambro International Venture Fund Offshore II (156,908 shares); Monument Trust Company (122,585 shares); and Phoenix Technologies Ltd. (653,707 shares). The consideration for the Class C Redeemable Convertible Preferred Stock included cash, cancellation of indebtedness and conversion of the Company's Class B Redeemable Preferred Stock. The automatic conversion of each share of Class C Redeemable Convertible Preferred Stock into one share of Class A Common Stock will occur immediately prior to the closing of this offering. Pursuant to the Class C Preferred Stock Financing, Phoenix received an option to convert $340,000 of the principal amount of a secured promissory note, dated August 25, 1995, into 116,979 shares of Class C Redeemable Convertible Preferred Stock of the Company at a conversion price of $2.91 per share. On May 9, 1996, Phoenix exercised the foregoing option and the Company issued an additional 116,979 shares of Class C Redeemable Convertible Preferred Stock to Phoenix.

     On February 1, 1996, the Company settled an indemnification claim against Phoenix arising under the Asset Purchase Agreement, dated September 30, 1994, pursuant to which the Company purchased the Peripherals Division of Phoenix ("Asset Purchase Agreement"). Pursuant to the settlement arrangement, Phoenix agreed to cancel $565,000 of indebtedness under the promissory note issued by the Company to Phoenix in connection with the Asset Purchase Agreement. The promissory note was restated effective January 1, 1996 to reflect the reduction.

     On May 24, 1996, the Company settled an additional indemnification claim against Phoenix relating to a third party patent infringement claim against certain technology acquired by the Company under the Asset Purchase Agreement. Pursuant to the settlement agreement, Phoenix agreed to pay a portion of the fee for a license under the subject patent and the Company agreed to release Phoenix from any additional indemnification obligations relating to that claim.

     Pursuant to an Amended and Restated Registration Rights Agreement, dated as of December 22, 1995, the Company granted registration rights to certain stockholders of the Company, including Hambro International Venture Fund II, Hambro International Venture Fund Offshore II, Monument Trust Company, Phoenix Technologies Ltd., Mytech Funds, L.P., PUSH Incorporated, ADD Venture Associates, L.P., and ADD Venture Associates II, L.P. See "Shares Eligible for Future Sale -- Registration Rights."

     Peter Santeusanio, the former Chairman of the Board, President and Chief Executive Officer of the Company, resigned from the Company as of February 15, 1995. Pursuant to a Severance Agreement, dated as of March 23, 1995, the Company agreed to pay Mr. Santeusanio's salary and certain benefits for the period from that date through February 15, 1996, to provide continuing health, dental and life insurance coverage through February 15, 1997, and to provide Mr. Santeusanio certain periodic financial information regarding the Company. On August 28, 1995, the Company repurchased from Mr. Santeusanio 370,370 shares of Class A Common Stock at a price of $0.68 per share, for an aggregate repurchase price of $250,000.

     On May 17, 1996, the Company terminated a technology agreement with Adobe and repurchased from Adobe 1,000,000 shares of Class D Preferred Stock for consideration that included $4.5 million in cash, which was the amount initially paid for the shares by Adobe. The technology and stock ownership arrangements between the Company and Adobe had been entered into as of December 22, 1995.

     The Company has two classes of Preferred Stock outstanding: 3,125,051 shares of Class A Convertible Preferred Stock and 2,662,636 shares of Class C Redeemable Convertible Preferred Stock. The automatic conversion of each share of Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock into one share of Class A Common Stock will occur immediately prior to the closing of this offering. The Company has two classes of common stock outstanding: 1,147,943 shares of Class A Common Stock and 478,254 shares of Class B Common Stock. The automatic conversion of each share of

Class B Common Stock into one share of Class A Common Stock will occur immediately prior to the closing of this offering. Upon the closing of this offering, all shares of Class A Common Stock will be redesignated as "Common Stock."

     The Company has adopted a policy that all future transactions between the Company and its officers, directors and affiliates must be on terms no less favorable to the Company than those that could be obtained from unrelated third parties, and must be approved by a majority of the disinterested members of the Company's Board of Directors.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth, as of March 31, 1996, and as adjusted to reflect the sale by the Company of 2,500,000 shares of Common Stock in this offering, certain information with respect to the beneficial ownership of the
Common Stock by: (i) each person known by the company to beneficially own more than 5% of the Common Stock; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group. The Company believes that the beneficial owners of the
Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, except as noted
below.

                                                                            PERCENT OF
                                                                        OUTSTANDING SHARES
                                       NUMBER OF SHARES           -------------------------------
                                         BENEFICIALLY               BEFORE               AFTER
NAME AND ADDRESS OF 5% STOCKHOLDERS        OWNED(1)               OFFERING(2)         OFFERING(2)
- -----------------------------------   -------------------         -----------         -----------
Hambro International...............        2,539,087(3)               33.7%               25.3%
  Venture Fund II
  404 Wyman Street -- Suite 365
  Waltham, MA 02154
Hambro International...............          520,054(4)                6.9                 5.2
  Venture Fund Offshore II
  404 Wyman Street -- Suite 365
  Waltham, MA 02154
Monument Trust Company.............          929,324                  12.3                 9.3
  c/o Watermark Software, Inc.
  15 Third Avenue
  Burlington, MA 01803
Phoenix Technologies Ltd...........        1,955,381                  26.0                19.5
  2770 De La Cruz Boulevard
  Santa Clara, CA 95050
Mytech Funds, L.P..................          516,085                   6.9                 5.1
  c/o Mr. and Mrs. Frank C. Pao
  Penthouse No. 1
  10 Rowes Wharf
  Boston, MA 02110
DIRECTORS AND NAMED EXECUTIVE
  OFFICERS
Robert E. Gilkes...................          130,000(5)                1.7%                1.3%
Robert Downs.......................          283,021(5)                3.6                 2.7
Gerard T. Feeney...................           98,437(5)                1.3                 1.0
Gary Ambrosino.....................           52,500(5)                  *               *
Edward B. Mallen...................          222,965(5)                2.9                 2.2
Richard A. D'Amore(6)..............        3,062,891(5)               40.7                30.5
Ronald D. Fisher(7)................        1,959,131(5)               26.0                19.5
Paul R. Low........................            3,750(5)                  *               *
Thomas A. St. Germain..............            2,500(5)                  *               *
David R. Skok (8)..................          929,324                  12.3                 9.3
Peter Santeusanio..................          150,967                   2.0                 1.5
All directors and executive
  officers as a group (13
  persons)(9)......................        7,014,519                  81.5                63.2

- ---------------
 *  Less than 1%

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the shares. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days following March 31, 1996,


                                       42

    are deemed outstanding for computing the share ownership and percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.

(2) The number of shares of Common Stock deemed outstanding prior to this offering includes (i) 1,147,943 shares of Common Stock outstanding as of March 31, 1996; (ii) an aggregate of 5,904,666 shares of Common Stock issuable upon the conversion of Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock (including the 116,979 shares of Class C Redeemable Convertible Preferred Stock issued to Phoenix Technologies Ltd. pursuant to the exercise by Phoenix of an option to purchase such shares); (iii) an aggregate of 478,254 shares of Common Stock issuable upon the conversion of Class B Common Stock; and (iv) 1,833,912 shares issuable pursuant to options held by persons which may be exercised within 60 days after March 31, 1996 or which become immediately exercisable upon completion of this offering. The number of shares of Common Stock deemed outstanding after this offering includes an additional 2,500,000 shares of Common Stock that are being offered for sale by the Company in this offering.

(3) Does not include 520,054 shares held by Hambro International Venture Fund Offshore II, which is under common control, or 3,750 shares which Richard A. D'Amore, general partner of Hambro International Venture Fund II, may acquire upon the exercise of stock options granted to him by the Company.

(4) Does not include 2,539,087 shares held by Hambro International Venture Fund II, which is under common control, or 3,750 shares which Richard A. D'Amore, general partner of Hambro International Venture Fund Offshore II, may acquire upon the exercise of stock options granted to him by the Company.

(5) Includes shares of Common Stock subject to options which were exercisable as of March 31, 1996, options which become immediately exercisable upon completion of this offering and options which will be exercisable within 60 days of March 31, 1996.

(6) Includes 2,539,087 shares held by Hambro International Venture Fund II and 520,054 shares held by Hambro International Venture Fund Offshore II. Mr. D'Amore is a general partner of Hambro International Venture Fund II and Hambro International Venture Fund Offshore II and as such may be deemed to beneficially own all such shares. Mr. D'Amore disclaims beneficial ownership of all such shares held by Hambro International Venture Fund II and Hambro International Venture Fund Offshore II.

(7) Includes 1,955,381 shares held by Phoenix Technologies Ltd. Mr. Fisher is Chairman of the Board of Phoenix Technologies Ltd. and as such may be deemed to beneficially own all such shares. Mr. Fisher disclaims beneficial ownership of such shares held by Phoenix Technologies Ltd.

(8) Includes 929,324 shares held by Monument Trust Company. Mr. Skok is beneficiary under a trust agreement of which Monument Trust Company is the trustee, and as such Mr. Skok may be deemed the beneficial owner of all shares held by Monument Trust Company. Mr. Skok disclaims beneficial ownership of all such shares.

(9) Does not include shares owned by Mr. Santeusanio.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the closing of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, par value $.01 per share, and 10,000,000 shares of Preferred Stock, par value $.01 per share.

COMMON STOCK

     As of March 31, 1996, a total of 1,626,197 shares of Class A Common Stock and Class B Common Stock were outstanding. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the shares of Common Stock offered by the Company pursuant to this offering, the conversion of all Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock into Class A Common Stock, the conversion of all Class B Common Stock into Class A Common Stock, and the redesignation of Class A Common Stock as "Common Stock," there will be 10,030,863 shares of Common Stock outstanding upon the closing of the offering.

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of Common Stock do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares offered by the Company in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding.

PREFERRED STOCK

     The Board of Directors will be authorized, subject to certain limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. The rights, preferences and privileges of holders of the Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock which the Company may designate and issue in the future. The Company has no current plan to issue any shares of Preferred Stock.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Amended and Restated Certificate of Incorporation of the Company (the "Charter") provides for the division of the Board of Directors into three classes as nearly equal in size as practicable with staggered three-year terms, effective upon consummation of this offering. See "Management -- Board of Directors." A director may be removed only for cause and then only by the vote of a majority of the shares entitled to vote for the election of directors.

     The Charter empowers the Board of Directors, when considering a tender offer or merger or acquisition proposal, to take into account factors in addition to potential economic benefits to stockholders. Such factors may include (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Company's capital stock, the estimated current value of the Company in a freely negotiated transaction or the estimated future value of the Company as an independent entity and (ii) the impact of such a transaction on the employees, suppliers and customers of the Company and its effect on the communities in which the Company operates.

     The Charter and the Amended and Restated By-laws ("By-laws") provide that, effective upon consummation of the offering, any action required or permitted to be taken by the stockholders of the Company may be taken only at a duly called annual or special meeting of the stockholders and that special meetings may be called only by the Chairman of the Board of Directors, the President or a majority of the entire Board of Directors of the Company. These provisions could have the effect of delaying until the next annual stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of the Company, including actions to remove directors. These provisions may also discourage another person or entity from making a tender offer for the Company's Common Stock, because such person or entity, even if it acquired all or a majority of the outstanding voting securities of the Company, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

     The Delaware General Corporation Law ("DGCL") provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. The Charter requires the affirmative vote of a majority of the entire Board of Directors or the holders of at least 66 2/3% of the outstanding voting stock of the Company to amend or repeal any of the foregoing Charter provisions or to reduce the number of authorized shares of Common Stock and Preferred Stock. A 66 2/3% vote is also required to amend or repeal the Company's By-Laws. Such stockholder vote would in either case be in addition to any separate class vote that might in the future be required pursuant to the terms of any Preferred Stock that might be outstanding at the time any such amendments are submitted to stockholders. The By-Laws may also be amended or repealed by a majority vote of the Board of Directors.

     The By-Laws provide that for nominations for the Board of Directors or for other business to be properly brought by a stockholder before an annual meeting of stockholders, the stockholder must first have given timely notice thereof in writing to the Secretary of the Company. To be timely, a stockholder's notice generally must be delivered not later than 120 days in advance of the first anniversary of the date that the Company's proxy statement to stockholders is delivered in connection with the prior year's annual meeting of stockholders or 90 days prior to the date of the meeting if no such proxy statement was delivered to the stockholders. The notice must contain, among other things, certain information about the stockholder delivering the notice and, as applicable, background information about each nominee or a description of the proposed business to be brought before the meeting. Business transacted at a special meeting is limited to the purposes for which the meeting is called.

     The foregoing provisions could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Risk Factors--Effect of Anti-Takeover Provisions."

     The Charter contains certain provisions permitted under the DGCL relating to the liability of directors. These provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in certain circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Charter and By-laws also contain provisions indemnifying the directors and officers of the Company to the fullest extent permitted by the DGCL. The Company expects to obtain, prior to the consummation of the offering, a directors and officers liability insurance policy which provides for indemnification of its directors and officers against certain liabilities incurred in their capacities as such, which may include liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

     The Company is subject to the provisions of Section 203 of the DGCL. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the Board of Directors or unless the business combination is approved in a prescribed manner. A "business combination" includes certain mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or owned within three years prior, 15% or more of the corporation's voting stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock will be determined prior to the completion of this offering.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering, the Company will have 10,030,863 shares of Common Stock outstanding (assuming no exercise of outstanding options). Of these shares, the 2,500,000 shares sold in the offering made by this Prospectus will be freely tradeable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 ("Rule 144") under the Securities Act ("Affiliates"), may generally be sold only in compliance with the limitations of Rule 144 described below.

LOCK-UP AGREEMENTS

     As of the closing of this offering, certain security holders, all executive officers and directors and virtually all employees of the Company, who in the aggregate hold, following the offering, 7,440,329 shares of Common Stock and options to purchase 2,401,339 shares of Common Stock, have agreed, pursuant to lock-up agreements (the "Lock-up Agreements"), that they will not, without the prior written consent of the representatives of the Underwriters, publicly sell or distribute any shares of Common Stock beneficially owned by them for a period of 180 days after the date of this Prospectus.

SALES OF RESTRICTED SHARES

     The 7,530,863 shares of outstanding Common Stock which are not being sold in this offering are deemed "Restricted Shares" under Rule 144. Of the Restricted Shares, 422,639 shares may be eligible for sale in the public market immediately after this offering pursuant to Rule 144(k) under the Securities Act; all of these shares are subject to Lock-up Agreements. Approximately 3,104,284 additional Restricted Shares may be eligible for sale in the public market in accordance with Rule 144 or Rule 701 under the Securities Act beginning 90 days after the date of this Prospectus; all except 90,154 of these shares are subject to Lock-up Agreements. Upon expiration of the Lock-up Agreements, approximately 4,711,618 shares of Common Stock, including those shares previously described in this paragraph, will be available for sale in the public market, subject to the provisions of Rule 144 or 144(k) under the Securities Act. The remaining 2,819,245 Restricted Shares will be eligible for sale in the public market in accordance with Rule 144 at various dates thereafter.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an Affiliate, who has beneficially owned Restricted Shares for at least two years is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(i) one percent of the then outstanding shares of Common Stock (approximately 100,309 shares immediately after this offering) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed. In addition, under

Rule 144(k), a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least three years may resell such shares without compliance with the foregoing requirements. In meeting the two- and three-year holding periods described above, a holder of Restricted Shares can include the holding periods of a prior owner who was not an Affiliate.

     Rule 701 under the Securities Act provides that shares of Common Stock acquired on the exercise of employee stock options may be resold by persons other than Affiliates beginning 90 days after the date of this Prospectus, subject only to the manner of sale provisions of Rule 144, and by Affiliates under Rule 144 without compliance with its two-year minimum holding period, subject to certain limitations.

OPTIONS

     As of March 31, 1996, options to purchase a total of 2,470,100 shares of Common Stock were outstanding (of which options to purchase 1,833,912 shares are exercisable upon the completion of the offering pursuant to the stock option agreements under which they were granted);2,401,339 of the total shares issuable pursuant to such options are subject to Lock-up Agreements. See "Management -- Stock Option Plans." As of March 31, 1996, an additional 811,750 shares were available for future issuance under the 1996 Stock Option Plan.

     The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options as well as Common Stock reserved for issuance under the 1993 Stock Option Plan, the 1995 Stock Option Plan and the 1996 Stock Option Plan, and expected to be reserved for issuance under the 1996 Directors' Stock Option Plan and the 1996 Employee Stock Purchase Plan. The Company presently intends to file these registration statements promptly upon the expiration of the Lock-up Agreements, and such registration statements are expected to become effective upon the filing thereof. Shares covered by these registration statements will thereupon be eligible for sale in the public markets.

REGISTRATION RIGHTS

     The holders (the "Rightsholders") of approximately 6,907,204 shares of Common Stock (the "Registrable Shares") have certain rights with respect to the registration of such shares for sale under the Securities Act under the terms of an Amended and Restated Registration Rights Agreement among the Company and the Rightsholders (the "Registration Rights Agreement"). The Registration Rights Agreement provides that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, the Rightsholders, subject to certain exceptions, shall be entitled to include Registrable Shares in such registration. However, the managing underwriter of any such offering that is underwritten may exclude for marketing reasons some or all of such Registrable Shares from such registration. The Rightsholders have, subject to certain conditions and limitations, additional rights to require the Company to prepare and file a registration statement under the Securities Act with respect to their Registrable Shares if Rightsholders holding not less than 50% of the Registrable Shares then outstanding so request. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below, and each of such Underwriters, for whom Adams, Harkness & Hill, Inc. and SoundView Financial
Group, Inc., are acting as representatives (the "Representatives"), has severally agreed to purchase from the Company, the respective numbers of shares of Common Stock set forth opposite each Underwriter's name below:

                                                                                 NUMBER OF
                                                                                 SHARES OF
                                 UNDERWRITER                                    COMMON STOCK
- ------------------------------------------------------------------------------  ------------
Adams, Harkness & Hill, Inc. .................................................
SoundView Financial Group, Inc. ..............................................


                                                                                  ---------
     Total....................................................................    2,500,000
                                                                                  =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all shares offered hereby, if any are taken.

     The Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus, and in part to certain securities dealers at such
price less a concession not in excess of $          per share. The Underwriters
may allow, and such dealers may reallow, a concession not in excess of
$          per share to certain brokers and dealers. After the shares of Common
Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Representatives.

     The Company has granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 375,000 additional shares of Common Stock to cover over-allotments, if any. If the Underwriters exercise their over-allotment option, the Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 2,500,000 shares of Common Stock offered hereby. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the 2,500,000 shares of Common Stock offered hereby.

     The Company has agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of the Representatives, except for the shares of Common Stock offered hereby and except that the Company may issue securities pursuant to the Company's stock option plans. The Company's officers, directors and certain other holders of Common Stock, who will hold in the aggregate 7,440,329 shares of Common Stock following the offering, have agreed with the Underwriters or the Company not to publicly sell or distribute any shares of Common Stock owned beneficially by them, other than as a bona fide gift or gifts to or in trust for a person or entity who or which agrees in writing to be bound by the foregoing restrictions for a period of 180 days after the date of this Prospectus, without the prior written consent of the Representatives.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock. The initial public offering price will be negotiated among the Company and the Representatives. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, are the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     The Company intends to apply for quotation and trading of its Common Stock on the Nasdaq National Market under the symbol XION.

     The Company has agreed to indemnify the several Underwriters against or contribute to losses arising out of certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bingham, Dana & Gould LLP, Boston, Massachusetts. Certain legal matters will be passed upon for the Underwriters by Hale and Dorr, Boston, Massachusetts.

                                    EXPERTS

     The Consolidated Financial Statements and related schedule of the Company and its subsidiaries included in this Prospectus and elsewhere in this Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            REPORTS TO STOCKHOLDERS

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and to furnish or make available quarterly reports for the first three fiscal quarters of each fiscal year containing certain unaudited interim financial information.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                       INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                         PAGE
                                                                                         ----
Xionics Document Technologies, Inc. and Subsidiaries:

     Report of Independent Public Accountants.........................................    F-2

     Consolidated Balance Sheets as of June 30, 1995, March 31, 1996 and Pro forma
      March 31, 1996 (unaudited)......................................................    F-3

     Consolidated Statements of Operations for the Years Ended June 30, 1994 and 1995
      and for the Nine Months Ended March 31, 1995 (unaudited) and 1996...............    F-4

     Consolidated Statements of Redeemable Preferred Stock and Stockholders' Equity
      (Deficit) for the Years Ended June 30, 1994 and 1995 and for the Nine Months
      Ended March 31, 1996 and Pro forma March 31, 1996 (unaudited)...................    F-5

     Consolidated Statements of Cash Flows for the Years Ended June 30, 1994 and 1995
      and for the Nine Months Ended March 31, 1995 (unaudited) and 1996...............    F-8

     Notes to Consolidated Financial Statements.......................................    F-9

The Peripherals Division of Phoenix Technologies Ltd.:

     Report of Independent Public Accountants.........................................   F-22

     Condensed Statements of Revenue and Direct Costs for the Years Ended September
      30, 1994 and 1993...............................................................   F-23

     Notes to Condensed Financial Statements..........................................   F-24

     After the shareholder approval of the amendment and restatement of the Company's Certificate of Incorporation, we expect to be in the position to render the following audit report.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 17, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Xionics Document Technologies, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of Xionics Document Technologies, Inc. (a Delaware corporation) and subsidiaries as of June 30, 1995 and March 31, 1996, and the related consolidated statements of operations, redeemable preferred stock and stockholders' equity (deficit) and cash flows for the years ended June 30, 1994 and 1995 and for the nine months ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Xionics Document Technologies, Inc. and subsidiaries as of June 30, 1995 and March 31, 1996, and the results of their operations and their cash flows for the years ended June 30, 1994 and 1995 and the nine months ended March 31, 1996, in conformity with generally accepted accounting principles.

     We have also audited in accordance with generally accepted auditing standards, the consolidated balance sheets as of June 30, 1993 and 1994 (neither of which are presented herein) and have expressed an unqualified opinion on those financial statements. In our opinion the information set forth in the selected consolidated financial data for each of the two years in the period ended June 30, 1995 and the nine month period ended March 31, 1996, appearing in this Prospectus, is fairly stated, in all material respects, in relation to the financial statements from which it has been derived.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                          JUNE 30,         MARCH 31,
                                                                            1995              1996
                                                                        ------------      ------------       PRO FORMA
                                                                                                             MARCH 31,
                                                                                                                1996
                                                                                                            ------------
                                                                                                            (UNAUDITED)
                                                                                                              (NOTE 1)
                                                         ASSETS
Current assets:
  Cash and cash equivalents...........................................  $  1,226,364      $ 10,056,575      $ 5,256,575
  Accounts receivable, less reserves of approximately $204,000 at June
    30, 1995 and $165,000 at March 31, 1996...........................     3,534,404         3,633,566        3,633,566
  Inventories.........................................................       908,039         1,018,005        1,018,005
  Prepaid expenses and other current assets...........................       278,722           275,364          275,364
                                                                        ------------      ------------      ------------
        Total current assets..........................................     5,947,529        14,983,510       10,183,510
                                                                        ------------      ------------      ------------
Property and equipment, net...........................................       720,051         1,573,166        1,573,166
Acquired Intangibles, net of accumulated amortization of approximately
  $326,500 at June 30, 1995 and $575,000 at March 31, 1996............       473,500           225,000          225,000
Other assets..........................................................        37,500            37,500           37,500
                                                                        ------------      ------------      ------------
                                                                        $  7,178,580      $ 16,819,176      $12,019,176
                                                                        ============      ============      ============
                                     LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Equipment line of credit, current portion...........................  $         --      $    160,667      $   160,667
  Accounts payable....................................................     1,786,832         1,560,484        1,560,484
  Other accrued expenses..............................................     1,236,762         1,032,580        1,032,580
  Accrued payroll.....................................................       345,427           527,773          527,773
  Deferred revenue....................................................     1,483,173         5,448,173        5,448,173
  Secured promissory notes payable, current portion...................       350,000                --               --
  Senior subordinated promissory notes payable to stockholders........       228,355                --               --
                                                                        ------------      ------------      ------------
        Total current liabilities.....................................     5,430,549         8,729,677        8,729,677
Equipment line of credit, net of current portion......................            --           280,333          280,333
Secured promissory notes payable, net of current portion..............     4,849,000         2,734,000        2,094,000
                                                                        ------------      ------------      ------------
Commitments
Redeemable convertible preferred stock:
  Class B redeemable preferred stock, $.01 par value--
    Authorized, issued and outstanding--1,867,877 shares, stated at liquidation value, at June 30, 1995. None authorized, issued or
      outstanding at March 31, 1996 (no shares pro forma).............     2,275,827                --               --
  Class C redeemable convertible preferred stock, $.01 par value--
    Authorized--2,779,615 shares
    Issued and outstanding--2,662,636 shares, stated at liquidation
      value, at March 31, 1996 (no shares pro forma)..................            --         8,009,814               --
  Class D preferred stock (redeemable), $.01 par value--
    Authorized--1,100,000 shares
    Issued and outstanding--1,000,000 shares, stated at liquidation
      value, at March 31, 1996 (no shares pro forma)..................            --         4,590,000               --
Stockholders' equity (deficit):
  Preferred stock, $.01 par value--
    Authorized--10,000,000 shares (no shares pro forma)
    Issued and outstanding--none......................................            --                --               --
  Class A convertible preferred stock, $.01 par value--
    Authorized--3,603,305 shares
    Issued and outstanding-- 3,125,051 shares at June 30, 1995 and
      March 31, 1996, respectively (no shares pro forma)..............     4,835,771         3,606,658               --
  Common stock, $.01 par value--
    Authorized--40,000,000 shares
    Issued--7,768,986 shares pro forma................................            --                --           77,690
  Common stock, class A--
    Authorized--20,000,000 shares
    Issued--1,327,293 shares at June 30, 1995 and 1,386,066 shares at
      March 31, 1996 outstanding--1,327,293 shares at June 30, 1995
      and 1,147,943 at March 31, 1996 (no shares pro forma)...........        13,273            13,861               --
  Common stock, class B--
    Authorized--10,000,000 shares
    Issued and outstanding--none at June 30, 1995 and 478,254 shares
      at March 31, 1996 (no shares pro forma).........................            --             4,783               --
  Additional paid-in capital..........................................         6,463         1,914,568       13,901,994
  Accumulated deficit.................................................   (10,232,303)      (12,903,782)     (12,903,782 )
  Treasury stock, 238,123 shares of class A common stock at March 31,
    1996 (238,123 shares pro forma)...................................            --          (160,736)        (160,736 )
                                                                        ------------      ------------      ------------
        Total stockholders' equity (deficit)..........................    (5,376,796)       (7,524,648)         915,166
                                                                        ------------      ------------      ------------
                                                                        $  7,178,580      $ 16,819,176      $12,019,176
                                                                        ============      ============      ============

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                                CONSOLIDATED STATEMENTS OF OPERATIONS

                                             FOR THE YEARS ENDED          FOR THE NINE MONTHS ENDED
                                                   JUNE 30,                       MARCH 31,
                                          --------------------------     ---------------------------
                                             1994           1995                            1996
                                          ----------     -----------        1995         -----------
                                                                         -----------
                                                                         (UNAUDITED)
Net revenue............................   $9,130,824     $15,577,249     $10,759,706     $15,535,616
Cost of revenue........................    2,896,009       4,681,539       3,175,842       4,280,734
                                          ----------     -----------     -----------     -----------
     Gross profit......................    6,234,815      10,895,710       7,583,864      11,254,882

Operating expenses:
  Research and development.............    1,308,402       6,235,034       4,364,519       6,347,205
  Selling, general and
     administrative....................    4,674,313       6,901,394       4,876,026       7,031,658
  Charge for purchased research and
     development.......................           --       3,492,000       3,492,000              --
                                          ----------     -----------     -----------     -----------
     Income (loss) from operations.....      252,100      (5,732,718)     (5,148,681)     (2,123,981)

Other income (expense):
  Interest expense.....................      (16,817)       (312,881)       (184,840)       (226,337)
  Interest income......................           --          35,789          12,211          52,867
  Other income (expense)...............        7,778         (15,115)        (20,100)         21,604
                                          ----------     -----------     -----------     -----------
     Net income (loss).................   $  243,061     $(6,024,925)    $(5,341,410)    $(2,275,847)
                                          ==========     ===========     ===========     ===========
Pro forma net loss per common and
  common equivalent share..............                                                  $     (0.27)
                                                                                         ===========
Pro forma weighted average number of
  common and common equivalent shares
  outstanding..........................                                                    8,316,543
                                                                                         ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK
                       AND STOCKHOLDERS' EQUITY (DEFICIT)

                                                                     REDEEMABLE PREFERRED STOCK
                                     ------------------------------------------------------------------------------------------
                                                                              CLASS C
                                              CLASS B                        REDEEMABLE                       CLASS D
                                             REDEEMABLE                     CONVERTIBLE                     (REDEEMABLE)
                                     --------------------------      --------------------------      --------------------------
                                       NUMBER       LIQUIDATION        NUMBER       LIQUIDATION        NUMBER       LIQUIDATION
                                     OF SHARES         VALUE         OF SHARES         VALUE         OF SHARES         VALUE
                                     ----------     -----------      ----------     -----------      ----------     -----------
Balance, June 30, 1993............    1,867,877     $1,867,877               --     $       --               --     $       --
  Issuance of common stock........           --             --               --             --               --             --
  Accretion of class B redeemable
    preferred stock dividend......           --        186,788               --             --               --             --
  Net income......................           --             --               --             --               --             --
                                      ---------     ----------        ---------     ----------        ---------     ----------
Balance, June 30, 1994............    1,867,877      2,054,665               --             --               --             --
  Issuance of class A convertible
    preferred stock...............           --             --               --             --               --             --
  Accretion of class B redeemable
    preferred stock dividend......           --        221,162               --             --               --             --
  Net loss........................           --             --               --             --               --             --
                                      ---------     ----------        ---------     ----------        ---------     ----------
Balance, June 30, 1995............    1,867,877      2,275,827               --             --               --             --
  Accretion of class B redeemable
    preferred stock dividend......           --         34,769               --             --               --             --
  Issuance of class C convertible
    redeemable preferred stock,
    net of issuance costs of
    $25,651.......................   (1,867,877)    (2,310,596 )      2,662,636      7,738,951               --             --
  Conversion of class A
    convertible preferred stock to
    class B common stock..........           --             --               --             --               --             --
  Stock repurchase................           --             --               --             --               --             --
  Issuance of class D preferred
    stock.........................           --             --               --             --        1,000,000      4,500,000
  Exercise of stock options.......           --             --               --             --               --             --
  Exercise of stock options,
    issued from treasury..........           --             --               --             --               --             --
  Noncash compensation charge for
    stock options.................           --             --               --             --               --             --
  Issuance of treasury stock......           --             --               --             --               --             --
  Related party forgiveness of
    debt..........................           --             --               --             --               --             --
  Accretion of class C redeemable
    convertible and class D
    preferred stock dividend......           --             --               --        270,863               --         90,000
  Net loss........................           --             --               --             --               --             --
                                      ---------     ----------        ---------     ----------        ---------     ----------
Balance, March 31, 1996...........           --             --        2,662,636      8,009,814        1,000,000      4,590,000
Pro forma adjustments (see
  footnote 1(j)...................           --             --       (2,779,615)    (8,349,814 )     (1,000,000)    (4,590,000 )
                                      ---------     ----------        ---------     ----------        ---------     ----------
Pro forma balance, March 31, 1996
  (unaudited).....................           --     $       --               --     $       --               --     $       --
                                      =========     ==========        =========     ==========        =========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES


           CONSOLIDATED STATEMENTS OF REDEEMABLE PREFERRED STOCK AND
                 STOCKHOLDERS' EQUITY (DEFICIT) -- (CONTINUED)

                                                              ------------------------------------------------------------
                                                                        CLASS A                           CLASS A
                                                                      CONVERTIBLE                      COMMON STOCK
                                                              ---------------------------        -------------------------
                                                                NUMBER        LIQUIDATION          NUMBER          $.01
                                                              OF SHARES          VALUE           OF SHARES       PAR VALUE
                                                              ----------      -----------        ----------      ---------
Balance, June 30, 1993.....................................    2,418,610     $ 1,789,771          1,317,293      $ 13,173
    Issuance of common stock...............................           --              --             10,000           100
    Accretion of class B redeemable preferred stock
      dividend.............................................           --              --                 --            --
Net income.................................................           --              --                 --            --
                                                              ----------      -----------        ----------      --------
Balance, June 30, 1994.....................................    2,418,610       1,789,771          1,327,293        13,273
Issuance of class A convertible preferred stock............    1,184,695       3,046,000                 --            --
Accretion of class B redeemable preferred stock dividend...           --              --                 --            --
Net loss...................................................           --              --                 --            --
                                                              ----------      -----------        ----------      --------
Balance, June 30, 1995.....................................    3,603,305       4,835,771          1,327,293        13,273
Accretion of class B redeemable preferred stock dividend...           --              --                 --            --
Issuance of class C redeemable convertible preferred stock,
  net of issuance costs of $25,651.........................           --              --                 --            --
Conversion of class A convertible preferred stock to class
  B common stock...........................................     (478,254)     (1,229,113 )               --            --
Stock repurchase...........................................           --              --                 --            --
Issuance of class D preferred stock........................           --              --                 --            --
Exercise of stock options..................................           --              --             58,773           588
Exercise of stock options, issued from treasury............           --              --                 --            --
Noncash compensation charge for stock options..............           --              --                 --            --
Issuance of treasury stock.................................           --              --                 --            --
Related party forgiveness to debt..........................           --              --                 --            --
Accretion of class C redeemable convertible and class D
  preferred stock dividend.................................           --              --                 --            --
Net loss...................................................           --              --                 --            --
                                                              ----------      -----------        ----------      --------
Balance, March 31, 1996....................................    3,125,051       3,606,658          1,386,066        13,861
Pro forma adjustments......................................   (3,125,051)     (3,606,658 )       (1,386,066)      (13,861 )
                                                              ----------      -----------        ----------      --------
Pro forma balance, March 31, 1996 (unaudited)..............           --      $       --                 --      $     --
                                                              ==========      ===========        ==========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                                  STOCKHOLDERS' EQUITY (DEFICIT)
- ----------------------------------------------------------------------------------------------------------------------------------
        CLASS B
     COMMON STOCK                COMMON STOCK                                                TREASURY STOCK              TOTAL
- -----------------------     -----------------------     ADDITIONAL                       -----------------------     STOCKHOLDERS'
 NUMBER         $.01         NUMBER         $.01          PAID-IN       ACCUMULATED       NUMBER                        EQUITY
OF SHARES     PAR VALUE     OF SHARES     PAR VALUE       CAPITAL         DEFICIT        OF SHARES       COST          (DEFICIT)
- ---------     ---------     ---------     ---------     -----------     ------------     ---------     ---------     -------------
      --       $    --            --       $    --      $     4,565     $(4,042,489 )          --      $      --      $(2,234,980)
      --            --            --            --            1,898              --            --             --            1,998
      --            --            --            --               --        (186,788 )          --             --         (186,788)
      --            --            --            --               --         243,061            --             --          243,061
                            --------       -------         --------         -------      -----------   ------------       -------
      --            --            --            --            6,463      (3,986,216 )          --             --       (2,176,709)
      --            --            --            --               --              --            --             --        3,046,000
      --            --            --            --               --        (221,162 )          --             --         (221,162)
      --            --            --            --               --      (6,024,925 )          --             --       (6,024,925)
                            --------       -------         --------         -------      -----------   ------------       -------
      --            --            --            --            6,463     (10,232,303 )          --             --       (5,376,796)
      --            --            --            --               --         (34,769 )          --             --          (34,769)
      --            --            --            --          (25,651)             --            --             --          (25,651)
 478,254         4,783            --            --        1,224,330              --            --             --               --
      --            --            --            --               --              --       370,370       (250,000)        (250,000)
      --            --            --            --               --              --            --             --               --
      --            --            --            --           11,169              --            --             --           11,757
      --            --            --            --          (48,743)             --      (102,671 )       69,264           20,521
      --            --            --            --          182,000              --            --             --          182,000
      --            --            --            --               --              --       (29,630 )       20,000           20,000
      --            --            --            --          565,000              --            --             --          565,000
      --            --            --            --               --        (360,863 )          --             --         (360,863)
      --            --            --            --               --      (2,275,847 )          --             --       (2,275,847)
                            --------       -------         --------         -------      -----------   ------------       -------
 478,254         4,783            --            --        1,914,568     (12,903,782 )     238,123       (160,736)      (7,524,648)
(478,254 )      (4,783)     7,768,986       77,690       11,987,426              --            --             --        8,439,814
                            --------       -------         --------         -------      -----------   ------------       -------
      --       $    --      7,768,986      $77,690      $13,901,994     $(12,903,782)     238,123      $(160,736)     $   915,166
                            ========       =======         ========         =======      ===========   ============       =======

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES


                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                FOR THE YEARS ENDED       FOR THE NINE MONTHS ENDED
                                                      JUNE 30,                    MARCH 31,
                                              ------------------------    --------------------------
                                                1994          1995           1995          1996
                                              ---------    -----------    -----------    -----------
                                                                          (UNAUDITED)
Cash flows from operating activities:
  Net income (loss)........................   $ 243,061    $(6,024,925)   $(5,341,410)   $(2,275,847)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities--
     Charge for purchased research and
       development.........................          --      3,492,000      3,492,000             --
     Depreciation and amortization.........     132,236        408,030        363,107        555,440
     Noncash charge........................          --             --             --        182,000
     Changes in assets and liabilities--
       Accounts receivable.................    (223,969)       203,032       (263,440)       (99,162)
       Inventories.........................    (115,246)      (720,087)      (595,082)      (109,966)
       Prepaid expenses and other current
          assets...........................      (3,277)      (176,912)      (152,375)         3,358
       Accounts payable....................    (175,199)     1,017,315        750,554       (226,348)
       Other accrued expenses..............     558,313        199,949        465,779       (204,182)
       Accrued payroll.....................     205,320        140,107        (21,851)       182,346
       Deferred revenue....................     (67,184)       982,961        793,083      3,965,000
                                              ---------    -----------    -----------    -----------
          Net cash provided by (used in)
            operating activities...........     554,055       (478,530)      (509,635)     1,972,639
                                              ---------    -----------    -----------    -----------
Cash flows from investing activities:
  Increase in other assets.................          --        (37,500)       (37,500)            --
  Net cash acquired in connection with the
     Peripherals Division acquisition......          --        197,000        197,000             --
  Acquisition of property and equipment,
     net...................................    (176,077)      (384,723)      (372,925)    (1,160,055)
                                              ---------    -----------    -----------    -----------
          Net cash used in investing
            activities.....................    (176,077)      (225,223)      (213,425)    (1,160,055)
                                              ---------    -----------    -----------    -----------
Cash flows from financing activities:
  Issuance of class A convertible preferred
     stock.................................          --        750,000        750,000             --
  Issuance of class C redeemable
     convertible preferred stock, net of
     issuance costs........................          --             --             --      3,274,349
  Issuance of class D preferred stock......          --             --             --      4,500,000
  Issuance of treasury stock...............          --             --             --         20,000
  Borrowings under equipment line of
     credit................................          --             --             --        482,000
  Repayment of equipment line of credit....          --             --             --        (41,000)
  Net borrowings (repayments) of senior
     subordinated promissory notes payable
     to stockholders.......................      64,850        (20,759)       (20,759)            --
  Proceeds from secured promissory notes
     payable...............................          --        350,000             --             --
  Stock repurchase.........................          --             --             --       (250,000)
  Proceeds from exercise of stock
     options...............................          --             --             --         32,278
                                              ---------    -----------    -----------    -----------
          Net cash provided by financing
            activities.....................      64,850      1,079,241        729,241      8,017,627
                                              ---------    -----------    -----------    -----------
Net increase in cash and cash
  equivalents..............................     442,828        375,488          6,181      8,830,211
Cash and cash equivalents, beginning of
  period...................................     408,048        850,876        850,876      1,226,364
                                              ---------    -----------    -----------    -----------
Cash and cash equivalents, end of period...   $ 850,876    $ 1,226,364    $   857,057    $10,056,575
                                              =========    ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(1) OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Xionics Document Technologies, Inc. and subsidiaries (the "Company") designs, develops and markets advanced embedded systems technology for use in mainstream office devices such as printers, copiers, and scanners. The Company's products enable the high-speed capture, processing, printing, copying and display of complex electronic documents, both locally and across networks.

     The Company is subject to a number of risks common to companies in similar stages of development, including dependence on key individuals, competition from substitute products and larger companies, the need for adequate financing to fund future operations, and the continued successful development and marketing of its products and services.

     The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described below and elsewhere in the notes to consolidated financial statements.

  (a) Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Xionics Holdings Limited ("Limited"), Xionics Document Technologies GmbH and Xionics Kabushiki Kaisha. Xionics International Limited ("Xionics UK") is a wholly owned subsidiary of Limited. All material intercompany accounts and transactions of the consolidated companies have been eliminated in consolidation.

  (b) Revenue Recognition

     Net revenue includes software license fees, hardware products, services, software maintenance and royalty revenue. Revenue from software and hardware product sales is recognized upon shipment of the product to customers, unless a significant obligation exists at the time of shipment. The Company provides for the estimated hardware products returns upon shipment of the hardware products. The Company recognizes revenue from software license fees, services and maintenance in accordance with the provisions of Statement of Position No. 91-1 (SOP 91-1), Software Revenue Recognition. Revenue from software maintenance contracts is recognized ratably as it is earned over the term of the contract, generally one year. Unearned software maintenance revenue is included in deferred revenue. In addition, deferred revenue includes certain prepaid royalties and advanced billings under software development contracts for services not yet performed. Service revenue and royalty revenue are recognized as the service is performed and the royalty earned. The Company recognizes revenue under software development contracts as services are provided for per diem contracts or by using the percentage-of-completion method of accounting based on the ratio of hours incurred to the total estimated hours for individual fixed-price contracts. Provisions for any estimated losses on uncompleted contracts are made in the period in which such losses become probable. There were no contract loss provisions at June 30, 1995 or March 31, 1996.

  (c) Warranty Costs

     The Company provides a one-year warranty with the sale of its hardware products. The Company estimates and accrues for the costs of providing these warranties upon shipment of the products.

  (d) Research and Development Costs

     Research and development costs are charged to operations as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software To Be Sold, Leased or Otherwise Marketed, requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on the Company's product development process,

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release have not been material. Through March 31, 1996, all research and development costs have been expensed.

  (e) Cash and Cash Equivalents

     The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash equivalents consist primarily of United States Government obligations. In accordance with SFAS No. 115, Accounting for Investments in Certain Debt and Equity Securities, the Company has the positive intent and ability to hold its cash equivalents to maturity; therefore, cash equivalents are recorded at amortized cost, which approximates market value.

  (f) Inventories

     Inventories, which include material, labor and manufacturing overhead, are stated at the lower of cost (first-in, first-out) or market and consist of the following:

                                                                        JUNE 30,     MARCH 31,
                                                                          1995          1996
                                                                        --------     ----------
Raw materials........................................................   $602,706     $  613,895
Finished goods.......................................................    305,333        404,110
                                                                        --------     ----------
                                                                        $908,039     $1,018,005
                                                                        ========     ==========

  (g) Property and Equipment

     The Company records property and equipment at cost and provides for depreciation and amortization on a straight-line basis over the estimated useful lives of the assets, as follows:

                                                            ESTIMATED       JUNE 30,      MARCH 31,
                                                           USEFUL LIFE        1995           1996
                                                           -----------     ----------     ----------
Computer equipment......................................    3-5 Years      $  801,503     $1,818,030
Furniture and fixtures..................................    3-7 Years         369,704        504,201
Machinery and equipment.................................    3-5 Years          42,567         52,377
                                                                           ----------     ----------
                                                                            1,213,774      2,374,608
Less--Accumulated depreciation and amortization.........                      493,723        801,442
                                                                           ----------     ----------
                                                                           $  720,051     $1,573,166
                                                                           ==========     ==========

  (h) Foreign Currency Translation

     The Company follows the translation principles established by SFAS No. 52, Foreign Currency Translation. Changes in exchange rate gains and losses relating to the remeasurement of financial statements of the Company's subsidiaries, whose functional currency is the United States dollar, are included in other income (expense) in the consolidated statements of operations.

  (i) Concentration of Credit Risk

     SFAS No. 105, Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk, requires disclosures of any significant off-balance-sheet and credit risk concentrations. The Company has no significant off-balance-sheet concentration of credit risk such as foreign exchange contracts, option contracts or other foreign hedging arrangements. The Company maintains the majority of cash balances with one financial institution. The

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

Company's accounts receivable credit risk is not concentrated within any geographic area. As of March 31, 1996, one customer accounted for approximately 16.5% of accounts receivable.


     The following summarizes significant customers:

                                                            NUMBER OF     PERCENTAGE OF
                                                            CUSTOMERS     NET REVENUES
                                                            ---------     -------------
          Fiscal year ended
            June 30, 1994................................       2         17.1%, 11.3%
            June 30, 1995................................       1             12.3
          Nine months ended
            March 31, 1995...............................      --              --
            March 31, 1996...............................       1             17.5


  (j) Unaudited Pro Forma Presentation

     The unaudited pro forma consolidated balance sheet and unaudited consolidated statement of pro forma redeemable preferred stock and stockholders' equity (deficit) as of March 31, 1996 reflects: (1) the repurchase of 1,000,000 shares of Class D Preferred Stock at a purchase price of $4.50 per share, for an aggregate purchase price of $4,500,000; (2) the conversion of $340,000 in principal amount of the secured promissory note payable to Phoenix Technologies Ltd. into 116,979 shares of Class C Redeemable Convertible Preferred Stock and the repayment of an additional $300,000 in principal amount of such note; (3) the automatic conversion of the Class C Redeemable Convertible Preferred Stock and the Class A Convertible Preferred Stock into 5,904,666 shares of Class A Common Stock; and (4) the conversion of all issued shares of Class B into Class A Common Stock and the redesignation of all shares of Class A Common Stock as "Common Stock" upon the closing of the Company's proposed initial public offering. In addition, the pro forma statements reflect the accumulated dividends related to the Class C Redeemable Convertible Preferred Stock and Class D Preferred Stock being credited to additional paid-in capital because upon the automatic conversion of the Class C and Class D Preferred Stock, the accumulated dividends are not converted or paid to the preferred stockholders.

  (k) Pro Forma Net Loss

     For the nine-month period ended March 31, 1996, pro forma net loss per common and common equivalent share was based on the weighted average number of common and common equivalent shares outstanding during the period, computed in accordance with the treasury stock method. The pro forma weighted average number of common and common equivalent shares assumes that all series of preferred stock had been converted into common stock as of the original issuance dates and that common stock options issued subsequent to May 24, 1995 have been outstanding for the period presented, computed in accordance with the treasury stock method. Historical net income (loss) per share data has not been presented, as such information is not considered to be relevant or meaningful.

  (l) Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (m) Interim Financial Statements

     The accompanying consolidated statements of operations and cash flows for the nine-month period ended March 31, 1995 are unaudited but, in the opinion of management, include all adjustments

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(consisting only of normal, recurring adjustments) necessary for a fair presentation of results for this interim period.

  (n) Postretirement Benefits

     The Company has no obligations under SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pensions, as it does not currently offer such benefits.

  (o) New Accounting Standards

     During March 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets To Be Disposed Of, which is effective for fiscal years beginning after December 15, 1995. The Company elected early adoption of SFAS No. 121 in the nine-month period ended March 31, 1996. The adoption of this standard did not have a material effect on its financial position or results of operations.

     In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. The Company has determined that it will continue to account for stock-based compensation under Accounting Principles Board No. 25 and elect the disclosure-only alternative under SFAS No. 123. The Company will be required to disclose the pro forma net income or loss and per share amounts in the notes to the consolidated financial statements using the fair-value-based method beginning in the year ending June 30, 1997, with comparable disclosures for the year ending June 30, 1996. The Company has not determined the impact of these pro forma adjustments.

  (p) Noncash Investing and Financing Activities


     The following table summarizes the supplemental disclosure of the noncash transactions for the periods indicated.

                                                   YEARS ENDED                NINE MONTHS ENDED
                                                     JUNE 30,                     MARCH 31,
                                             ------------------------     --------------------------
                                               1994          1995            1995            1996
                                             --------     -----------     -----------     ----------
                                                                          (UNAUDITED)
Supplemental Disclosure of Noncash
  Transactions:
  Issuance of common stock................   $  1,998        $     --      $     --       $       --
                                             ========        ========      ========       ==========
  Dividend accretion on preferred stock...   $186,788        $221,162      $165,873       $  395,632
                                             ========        ========      ========       ==========
  Conversion of class A convertible
     preferred stock to class B common
     stock................................   $     --        $     --      $     --       $1,229,113
                                             ========        ========      ========       ==========
  Forgiveness of secured promissory note
     payable to a related party...........   $     --        $     --      $     --       $  565,000
                                             ========        ========      ========       ==========
  In connection with the issuance of class
  C redeemable convertible preferred stock
  (Note 7(b)), the following were
  converted to class C redeemable
  convertible preferred stock--
     Class B redeemable preferred stock...   $     --        $     --      $     --       $2,310,596
     Senior subordinated promissory notes
       payable to stockholders............         --              --            --          228,355
     Secured promissory notes payable.....         --              --            --        1,900,000
                                             --------        --------      --------       ----------
          Total noncash conversion........   $     --        $     --      $     --       $4,438,951
                                             ========        ========      ========       ==========

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                         (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)
                                                   YEARS ENDED                NINE MONTHS ENDED
                                                     JUNE 30,                     MARCH 31,
                                             ------------------------     --------------------------
                                               1994          1995                            1996
                                             --------     -----------        1995         ----------
                                                                          -----------
                                                                          (UNAUDITED)
  In connection with the acquisition of
  Peripherals Division in fiscal 1995
  (Note 2), the following noncash
  transactions occurred--
     Fair value of assets acquired........    $    --     $(6,948,000)    $(6,948,000)      $     --
     Issuance of Class A convertible
       preferred stock....................         --       2,296,000       2,296,000             --
Issuance of secured promissory notes
  payable.................................         --       4,849,000       4,849,000             --
                                              -------     -----------     -----------       --------
          Cash acquired, net of $53,000
            paid for direct costs of
            acquisition...................    $    --     $   197,000     $   197,000       $     --
                                              =======     ===========     ===========       ========
Supplemental Disclosure of Cash Flow
  Information:
  Cash paid for interest..................    $14,605     $   185,320     $    88,706       $171,617
                                              =======     ===========     ===========       ========
  Cash paid for income taxes..............    $ 3,184     $     5,955     $     5,955       $     --
                                              =======     ===========     ===========       ========

(2) ACQUISITION OF THE PERIPHERALS DIVISION

     In October 1994, the Company acquired the Peripherals Division of Phoenix
Technologies Ltd. This acquisition was accounted for as a purchase, in accordance with Accounting Principles Board Opinion No. 16. To fund the purchase, the Company issued a $4,849,000 secured promissory note payable to Phoenix Technologies Ltd. ("Phoenix"), with principal payable quarterly, as defined, beginning in January 1997. Interest is payable at an annual rate of 8.0%, payable quarterly, beginning in January 1995. The note matures on October
15, 2001. In addition, the Company issued 892,986 shares of Class A Convertible
Preferred Stock to Phoenix, valued at $2.57 per share, representing approximately 15% of the fully diluted common stock of the Company. In connection with this acquisition, the Company sold to Phoenix an additional
291,709 shares of Class A Convertible Preferred Stock at $2.57 per share for total proceeds of $750,000, representing an additional approximate 4.9% of the fully diluted common stock of the Company. The aggregate purchase price of approximately $7,198,000 (which consisted of a $4,849,000 note payable, $2,296,000 of stock and $53,000 of direct acquisition costs) was allocated based on the fair value of the tangible and intangible assets acquired as follows:

  Cash.........................................................   $  250,000
  Current assets...............................................    2,610,000
  Property and equipment.......................................       46,000
  Acquired intangibles.........................................      800,000
  Purchased incomplete research and development................    3,492,000
                                                                  ----------
                                                                  $7,198,000
                                                                  ==========

     In connection with the purchase price allocation, the Company obtained an independent appraisal of the intangible assets acquired. The Company did not acquire any liabilities in connection with this asset acquisition. Acquired intangibles include acquired technology consisting of acquired software source code, royalty agreements and an assembled work force. These intangibles are being amortized over their estimated useful lives of 15 to 84 months. The portion of the purchase price allocated to the purchased incomplete research and development projects that had not yet reached technological feasibility and did not have a future alternative use, totaling $3,492,000, was charged to expense as of the acquisition date. The amount allocated to the purchased incomplete research and development projects represents the estimated fair value related to these projects determined by an independent appraisal. Proven valuation procedures and techniques were utilized in determining the fair market value of each intangible asset. To

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

bring these projects to technological feasibility, high risk developmental and testing issues needed to be resolved which required substantial additional effort and testing.

(3) INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured by the current tax rates. The principal differences between assets and liabilities for financial reporting and tax return purposes result primarily from the timing of certain expenditures for income tax purposes. There was no effect on net income or the financial position of the Company as a result of adopting the provisions of SFAS No.109 as of the date of the adoption or for the periods presented.

     At March 31, 1996, the Company had available net operating loss carryforwards of approximately $4,200,000 for United States federal income tax reporting purposes, expiring at various dates beginning in 2001.

     The Company's subsidiaries, and various predecessor companies have available net operating loss carryforwards of approximately $1,737,000 for foreign income tax reporting purposes at the subsidiary level. These carryforwards may be used to offset future taxable income, if any.

     The Tax Reform Act of 1986 (the Reform Act) limits the amount of domestic net operating loss and credit carryforwards that companies may utilize in any one year in the event of cumulative changes in ownership over a three-year period in excess of 50%. The Company has completed several financings since the effective date of the Reform Act and does not believe that its ability to utilize its domestic net operating loss carryforwards (NOLs) is limited as of March 31, 1996, however, that conclusion is subject to review by the Internal Revenue Service. In the event a change has occurred, the Company does not believe the change will have a material impact on its ability to fully utilize its NOL carryforward.


     The components of deferred income tax assets and liabilities and the valuation allowance are as follows:

                                                                      JUNE 30,        MARCH 31,
                                                                        1995            1996
                                                                     -----------     -----------
Assets --
  Operating loss carryforwards....................................   $ 1,556,653     $ 2,400,082
  Temporary differences --
     Intangibles and incomplete research and development..........     1,492,960       1,414,840
     Allowance for doubtful accounts..............................        81,600          34,558
     Inventory valuation allowance................................        92,748         185,608
     Allowance for sales returns..................................        80,000         106,002
     Other........................................................       284,901         281,140
                                                                     -----------     -----------
          Total gross deferred tax asset..........................     3,588,862       4,422,230
  Less -- valuation allowance.....................................    (3,588,862)     (4,422,230)
                                                                     -----------     -----------
  Net deferred tax asset..........................................   $        --     $        --
                                                                     ===========     ===========

     The Reform Act also expanded the corporate alternative minimum tax ("AMT"). Under the Reform Act, the Company's federal tax liability is the greater of its regular tax or AMT liability. The Company has recorded no income tax provision for any period presented due to the utilization of NOL's in the year ended June 30, 1994 and the NOL incurred in all other periods presented. Because the level of future

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

taxable income is uncertain, the Company has recorded a valuation allowance equal to the net deferred tax asset.

(4) SENIOR SUBORDINATED PROMISSORY NOTES PAYABLE TO STOCKHOLDERS

     Senior subordinated promissory notes payable issued to various stockholders represent subordinated promissory notes, payable in 12 equal monthly installments beginning in July 1994, with interest payments at 10% annually beginning in December 1993. At June 30, 1995, $228,355 remained outstanding under the notes. This amount was converted to Class C Redeemable Convertible Preferred Stock on August 25, 1995 (see Note 7(b)).

(5) SECURED PROMISSORY NOTES PAYABLE

     In connection with the acquisition of the Peripherals Division of Phoenix Technologies Ltd., the Company issued a $4,849,000 secured promissory note payable to Phoenix (see Note 2). Additionally, in April 1995, the Company issued a $350,000 secured promissory note payable to Phoenix. Interest was payable quarterly at an annual rate of 10.0%, beginning in July 1995, and the principal balance is payable on March 31, 1996. As discussed in Note 7(b), $1,550,000 of the original note payable and the $350,000 additional note payable were converted to Class C Redeemable Convertible Preferred Stock on August 25, 1995.

     On August 25, 1995 the Company issued a $3,299,000 new secured promissory note payable to Phoenix. Interest was payable quarterly at an annual rate of 8.0% beginning in October 1995, and the principal balance will be due commencing with the calendar quarter ending December 31, 1996, continuing for the next 19 successive calendar quarters, in various amounts as defined. The maturity date of this note is October 15, 2001. Phoenix has the right to convert up to $340,000 of the principal amount of this note to shares of the Class C Preferred Stock at a price of $2.91 by giving written notice to the Company on or before June 30, 1998.

     On January 1, 1996, the above note for $3,299,000 was canceled and a new secured promissory note payable to Phoenix was entered into by the Company for $2,734,000. The Company reduced the principal with Phoenix (a related party) by $565,000 and recorded the reduction as additional paid-in capital. Interest is payable quarterly at an annual rate of 8.0% beginning in April 1996, and the principal balance will be due in 12 quarterly installments beginning in September 1998 in amounts as defined. The maturity date of this note is October 15, 2001. This note also has the right to convert up to $340,000 of principal into Class C Preferred Stock. At March 31, 1996, $2,734,000 is outstanding under this note. This balance was reduced by $340,000 of principal which was converted to 116,979 shares of Class C Redeemable Convertible Preferred Stock on May 9, 1996. The balance after this conversion will be paid upon the completion of the Company's proposed initial public offering.

(6) REVOLVING LINE OF CREDIT AND TERM LOAN FACILITY

     On September 27, 1995, the Company entered into a $2,000,000 revolving line of credit (the "Line") and a $1,000,000 term loan facility with a bank. Borrowings under the revolving line of credit bear interest at the prime rate (8.25% at March 31, 1996) plus 0.5%. The revolving line of credit expires on December 31, 1996. The term loan facility enables the Company to borrow up to $1,000,000 at the prime rate (8.25% at March 31, 1996) plus 1.0% for qualified equipment purchases, as defined. Each term loan is repayable over 36 months, and no term loan will be made after December 1, 1996. At March 31, 1996, the Company has borrowed a total of $482,000 under three term loans. Borrowings under the revolving line of credit and term loan facility are secured by substantially all assets of the Company. The Company is restricted in the payment of any dividends under the Line. In addition, the Company is required to comply with certain restrictive covenants, including debt to worth, capital base, quick ratio and profitability. The Company was

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

in compliance with all covenants as of March 31, 1996. The outstanding borrowings under the revolving line of credit and term loan facility are $0 and $441,000, respectively, as of March 31, 1996.

(7) REDEEMABLE CONVERTIBLE PREFERRED STOCK

  (a) Rights and Privileges

     The holders of the preferred stock are entitled to the following rights, privileges and preferences.

CONVERSION

     All classes of the preferred stock are convertible into common stock at the rate of one share of common stock for each share of Convertible Preferred Stock, adjustable for certain dilutive events. Conversion is at the option of the preferred stockholder and is also required by the Company upon the closing of an initial public offering of the Company's common stock with gross proceeds to the Company of at least $15,000,000.

     All shares of Class C Redeemable Convertible Preferred Stock shall automatically be converted into common stock immediately upon conversion of at least 60% of the original Class C Redeemable Convertible Preferred Stock outstanding as of the original issue date, as defined, for Class C Redeemable Convertible Preferred Stock and subject to a minimum price per share, as defined.

VOTING RIGHTS

     The holders of all classes of the preferred stock are entitled to vote on all matters and are entitled to the number of votes equal to the number of shares of common stock into which the preferred stock is convertible.

     In addition, holders of the Class A Convertible Preferred Stock and Class C Redeemable Convertible Preferred Stock have the right to consent to certain corporate transactions. The holders of the Class C Redeemable Convertible Preferred Stock and Class D Preferred Stock have special voting rights together as a single, separate class, as a requirement for the merger or consolidation, or sale of other disposition of all or any substantial part of the assets of the corporation, and for the liquidation, dissolution or winding up of the corporation.

     The holders of the Class D Preferred Stock have special voting rights as a single, separate class, as a requirement for any amendment to or waiver of any provisions of the Certificate of Incorporation or By-laws of the Corporation that affect the Class D holders, as defined.

DIVIDENDS

     Class D Preferred Stockholders are entitled to dividends of 8.0% per annum. Class C Redeemable Convertible Preferred Stockholders are entitled to dividends of 6.0% per annum.

     The Class B Preferred Stockholders were entitled to receive cumulative dividends, which accrued daily on each share of Class B Preferred Stock at a rate of 10.0% per annum. The dividend accretion totaled $442,719 as of August 25, 1995 when all shares of Class B Preferred Stock were converted to Class C Preferred Stock.

LIQUIDATION PREFERENCE

     Upon a liquidation, dissolution or winding up of the Company, the holders of each share of Class D Preferred Stock will be entitled to receive, prior to the distribution of assets to the holders of Class A and C Preferred Stock or Class A and Class B Common Stock, $1.59 per share plus any unpaid dividends. After full

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

payment to the Class D stockholders, as described above, each holder of Class C and Class D Preferred Stock will be entitled to $2.91 per share plus any unpaid dividend.

     After payment to the Class C and Class D Preferred Stockholders, the holders of the Class A Preferred Stock, Class A and Class B Common Stock shall be entitled to share, ratably, in all remaining distributable assets of the Company.

REDEMPTION

     The holders of the Class C and Class D Preferred Stock have a redemption right that requires the Company to repurchase outstanding shares of the preferred stock. The Class C stockholders may require the Company to repurchase up to 25% of the shares outstanding per year, during the election period, as defined, beginning on September 1, 1998, with the redemption date on March 31, 1999. If redemption occurs in 1999, the Class C Preferred Stockholders may require the Company to repurchase no more than 50% of the outstanding shares as of the first redemption date. If the redemption date occurs in 2000 or any year thereafter, up to 100% of all shares of Class C Preferred Stock outstanding may be required to be repurchased.

     The Class C and Class D Preferred stockholders may require the Company to repurchase up to 25% of the shares outstanding per year, during the election period, as defined, beginning on September 1, 2000 with the redemption date on March 31, 2001. If redemption occurs in 2001, the Class C and Class D Preferred Stockholders may require the Company to repurchase no more than 50% of the outstanding shares as of the first redemption date. If the redemption date occurs in 2002 or any year thereafter up to 100% of all shares of Class C and Class D Preferred Stock outstanding may be required to be repurchased. The redemption price per share shall be equal to $2.91 and $4.50 for each share of Class C and Class D Preferred Stock, respectively, plus all accrued dividends.

  (b) Issuance of Class C Redeemable Convertible Preferred Stock

     In August 1995, the Company authorized 2,779,615 shares of Class C Redeemable Convertible Preferred Stock. The Company issued 2,662,636 shares of Class C Redeemable Convertible Preferred Stock at $2.91 per share for total consideration of $7,738,951. The consideration consisted of $3,300,000 in cash, conversion of $1,900,000 of the Phoenix Technologies Ltd. notes, conversion of the senior subordinated promissory note payable to stockholders of $228,355 and the surrender of 1,867,877 shares of the Class B Redeemable Preferred Stock with a liquidation preference of $2,310,596. The Class B Redeemable Preferred Stock was canceled promptly after this transaction was completed.

  (c) Issuance of Class D Preferred Stock

     In December 1995, the Company issued 1,000,000 shares of Class D Preferred Stock to Adobe Systems Incorporated at $4.50 per share, for total proceeds of $4,500,000. On May 17, 1996, the Company repurchased from Adobe Systems Incorporated 1,000,000 shares of Class D Preferred Stock at a purchase price of $4.50 per share for an aggregate purchase price of $4.5 million.

(8) STOCKHOLDERS' EQUITY (DEFICIT)

  (a) Authorized Capital Stock

     During the nine months ended March 31, 1996, the Board of Directors adopted an amendment to the Company's Certificate of Incorporation to authorize the issuance of 37,482,920 shares of stock, consisting of 3,603,305 shares of Class A Convertible Preferred Stock, $.01 par value; 2,779,615 shares of Class C Redeemable Convertible Preferred Stock, $.01 par value; 1,100,000 shares of Class D Preferred Stock, $.01 par value; 20,000,000 shares of Class A Common Stock, $.01 par value; and 10,000,000 shares of Class B Common Stock, $.01 par value.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

  (b) Common Stock

     At March 31, 1996, 11,125,664 shares of common stock were reserved for the conversion of the Company's preferred stock based on a conversion ratio of one share of Convertible Preferred Stock in exchange for one share of common stock and the exercise of stock options.

  (c) Restricted Common Stock

     As of March 31, 1996, all restrictions have lapsed under the restricted stock purchase agreement. In August 1995, the Company repurchased 370,370 shares of Class A Common Stock from a former officer at $0.68 per share for an aggregate purchase price of $250,000.

  (d) Stock Options

     In fiscal 1994, the Company established the 1993 Stock Option Plan (the "1993 Plan"), and in 1995, the Company established the 1995 Stock Option Plan (the "1995 Plan"). The plans provide for the grant of incentive stock options and nonqualified stock options. Options granted under the plans vest over various periods and expire no later than 10 years from the date of grant. All of the shares of common stock reserved for issuance under the 1993 Plan and 1995 Plan are subject to outstanding stock options at March 31, 1996.

     The Company's 1996 Stock Option Plan was approved by the Board of Directors in February 1996, and is expected to be adopted by the Company's stockholders prior to the closing date of the offering. The 1996 Stock Option Plan provides for the grant or award of stock options, restricted stock and other performance awards which may or may not be denominated in shares of common stock or other securities (collectively, the "Awards"). Stock options granted under the 1996 Stock Option Plan may be either incentive stock options or nonqualified options. The purpose of the 1996 Stock Option Plan is to attract and retain outstanding employees through the incentives of stock ownership. Any employee of the Company, including officers and directors, is eligible to receive Awards.

     The 1996 Stock Option Plan has been and will be administered by the Board of Directors (the Board). Subject to the provisions of the 1996 Stock Option Plan, the Board has the authority to designate participants, determine the types of Awards to be granted, the number of shares to be covered by each Award, the time at which each Award is exercisable or may be settled, the method of payment and any other terms and conditions of the Awards. All Awards shall be evidenced by an Award Agreement between the Company and the participant.

     While the Board determines the prices at which options and other Awards may be exercised under the 1996 Stock Option Plan, the exercise price of an option shall be at least 100% of the fair market value (as determined under the terms of the 1996 Stock Option Plan) of a share of common stock on the date of

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

grant. The aggregate number of shares of common stock available for awards under the 1996 Stock Option Plan is 950,000.


     Stock option activity is summarized as follows:
                                                           NUMBER         EXERCISE PRICE
                                                          OF SHARES         PER SHARE
                                                          ---------       --------------
          Options granted, fiscal 1994.................   1,051,084         $0.20
                                                          ---------         -----------
          Outstanding, June 30, 1994...................   1,051,084          0.20
               Granted.................................   1,375,302          0.20
               Terminated..............................    (506,236)         0.20
                                                          ---------         -----------
          Outstanding, June 30, 1995...................   1,920,150          0.20
               Granted.................................     841,000          0.20- 1.84
               Terminated..............................    (129,660)         0.20- 1.84
               Exercised...............................    (161,390)         0.20
                                                          ---------         -----------
          Outstanding, March 31, 1996..................   2,470,100         $0.20-$1.84
                                                          =========         ===========
          Exercisable, March 31, 1996..................     860,827         $0.20-$1.84
                                                          =========         ===========


(9) OPERATING LEASE COMMITMENTS

     The Company leases office facilities and equipment under operating leases which expire at various dates through June 2000. Rent expense for all operating leases charged to operations was approximately $218,000, $532,000, $309,000 and $583,000 for the years ended June 30, 1994 and 1995 and the nine months ended March 31, 1995 and 1996, respectively.

     The approximate minimum rental payments under the lease agreements for respective years ending at March 31 are as follows:
          1997.........................................................   $  841,000
          1998.........................................................      820,000
          1999.........................................................      779,000
          2000.........................................................      605,000
          2001.........................................................       24,000
          Thereafter...................................................           --
                                                                          ----------
               Total minimum payments..................................   $3,069,000
                                                                          ==========

(10) RETIREMENT PLAN

     Effective January 1992, Xionics, Inc., a subsidiary of the Company, adopted the Xionics 401(k) Retirement Plan (the "Plan"). The Company has elected, at its discretion, to contribute 50% of the first 6% of pay contributed to the Plan. Contributions to the Plan were approximately $33,000, $91,000 and $53,000 for the years ended June 30, 1994 and 1995 and for the nine months ended March 31, 1995, respectively. There was no contribution in the nine months ended March 31, 1996.

              XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIOD)

(11) REVENUES BY GEOGRAPHIC DESTINATION AND SIGNIFICANT CUSTOMERS


     Revenues by geographic destination and as a percentage of total revenues are as follows:

                                                                              FOR THE NINE
                                        FOR THE YEAR ENDED                    MONTHS ENDED
                                             JUNE 30,                           MARCH 31,
                                   ----------------------------       -----------------------------
                                      1994             1995              1995              1996
                                   ----------       -----------       -----------       -----------
                                                                      (UNAUDITED)
North and South America.........   $5,348,049       $ 9,063,991       $ 6,222,440       $11,545,705
Europe..........................    3,589,081         4,328,967         2,960,110         2,611,845
Asia............................      193,694         2,184,291         1,577,156         1,378,066
                                   ----------       -----------       -----------       -----------
                                   $9,130,824       $15,577,249       $10,759,706       $15,535,616
                                   ==========       ===========       ===========       ===========


North and South America.........         58.6%             58.2%             57.8%             74.3%
Europe..........................         39.3              27.8              27.5              16.8
Asia............................          2.1              14.0              14.7               8.9
                                        -----             -----             -----             -----
                                        100.0%            100.0%            100.0%            100.0%
                                        -----             -----             -----             -----

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Xionics Document Technologies, Inc.:

     We have audited the accompanying condensed statements of revenue and direct costs of the Peripherals Division of Phoenix Technologies Ltd. (the "Division") for the years ended September 30, 1993 and 1994. These condensed financial statements are the responsibility of the Division's management. Our responsibility is to express an opinion on these condensed financial statements based on our audits.

     Except as discussed in the following paragraph, we conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the condensed statements referred to above present fairly, in all material respects, the net revenue and direct costs of the Division's operations for the years ended Sepetember 30, 1993 and 1994 in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 17, 1996

               PERIPHERALS DIVISION OF PHOENIX TECHNOLOGIES LTD.

                CONDENSED STATEMENTS OF REVENUE AND DIRECT COSTS
                FOR THE YEARS ENDED SEPTEMBER 30, 1993 AND 1994

                                                                        1993            1994
                                                                     ----------      ----------
Net revenue                                                          $9,748,000      $9,384,000
                                                                     ----------      ----------
Direct costs:
     Nonpayroll cost of revenue...................................      570,000         567,000
     Payroll costs................................................    6,018,000       6,081,000
                                                                     ----------      ----------
          Total direct costs......................................    6,588,000       6,648,000
                                                                     ----------      ----------
          Net excess of revenue over direct costs.................   $3,160,000      $2,736,000
                                                                     ==========      ==========

          The accompanying auditors' report and condensed notes should be read in conjunction with these condensed financial statements.

               PERIPHERALS DIVISION OF PHOENIX TECHNOLOGIES LTD.

      NOTES TO CONDENSED FINANCIAL STATEMENTS OF REVENUE AND DIRECT COSTS
                FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1993

(1) NATURE OF OPERATIONS

     The Division designs, develops and supplies printer emulation software, page description languages and controller hardware designs for the printer industry. The Division imaging software architecture enables original equipment manufacturers ("OEMs") to design and manufacture printers that can support multiple page description languages, printer emulations and font technologies.

(2) BASIS OF PRESENTATION

     The condensed statements of revenues and direct costs have been prepared for the Division from the accounting records of Phoenix which historically did not break out the business of the Division. The condensed statements of revenue and direct costs include the revenue and costs directly attributable to the business of the Division. Full historical financial statements, including certain general and administrative expenses and other indirect expenses, interest expense and income taxes, have not been presented due to the fact that management believes it is not practicable to determine that portion which is attributable to the Division. Management of the acquirer (see Note 6) believes the basis of reporting all other expenses in the condensed statements of revenue and direct costs to be reasonable; however, the amounts could differ from amounts that would be determined if the Division business were operated on a stand-alone basis. In addition, centralized cash accounts for the majority of cash disbursements were not reflected in the Division's accounting records. As a result, only limited statement of cash flow information was available (see Note
5). Certain financial statements and information including notes required in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted because no separate accounting records were maintained for the Division. The Company believes that the disclosures made are adequate to make the information presented not misleading.

(3) REVENUE RECOGNITION

     The Division recognizes revenue in accordance with the American Institute of Certified Public Accountants' Statement of Position 91-1, Software Revenue Recognition, as follows:

     - Software Source Code -- When a customer licenses source code (the "Product"), revenue is recognized upon shipment of the Product to the customer, unless a significant obligation exists at the time of shipment.

     - Royalty Revenue -- Once the purchased source code is incorporated into a customer's product, a per unit royalty is received by the Division. Revenue is recognized as earned based on customer units shipped.

     - Nonrecurring Engineering Services -- When the Division engineers customize the Product to customer specifications, revenue is recognized using the percentage-of-completion method or as the services are rendered, depending on the length of time required for the customization.

     - Maintenance Revenue -- Revenue from software maintenance agreements is recognized ratably over the life of the maintenance agreement, which is generally one year.

(4) DIRECT COSTS

  Nonpayroll Cost of Revenue

     Non payroll cost of revenue consists of royalty payments that the Division is required to make to certain vendors who sold certain technology to the Division.

               PERIPHERALS DIVISION OF PHOENIX TECHNOLOGIES LTD.

      NOTES TO CONDENSED FINANCIAL STATEMENTS OF REVENUE AND DIRECT COSTS
          FOR THE YEARS ENDED SEPTEMBER 30, 1994 AND 1993--(CONTINUED)

  Payroll Costs

     As discussed in Note 2, during the years presented in the condensed statements of revenue and direct costs, the Division was a division of Phoenix. Phoenix kept records of all costs (other than royalty payments made included in non payroll cost of revenue and direct payroll costs) at the corporate level only. Therefore, amounts related to other indirect costs are not available.


(5) SUPPLEMENTAL STATEMENT OF CASH FLOW INFORMATION FOR THE YEAR ENDED
    SEPTEMBER 30, 1994

    Cash received from customers..............................     $ 8,826,000
    Cash paid for property and equipment......................              --

(6) SALE OF THE DIVISION TO XIONICS DOCUMENT TECHNOLOGIES, INC.

     In October 1994, substantially all of the assets of the Division were acquired by Xionics Document Technologies, Inc.

    XIONICS' IPS ARCHITECTURE                KEY OEM BENEFITS


REDUCED TIME-TO-MARKET                       EXTENSIBLE SOFTWARE


                                             ARCHITECTURE FACILITATES
                     OEM
                   PARTNERS                  DIFFERENTIATED PRODUCTS

                     OEM                     MAINSTREAM OFFICE QUALITY
                   PRODUCTS                  AND PERFORMANCE




SHORTEN PRODUCTION CYCLE                     NETWORK CONNECTIVITY


                                             INTEGRATED SOLUTION SPEEDS
                                             TIME-TO-MARKET



- -------------------------------------------------------------------------------
TRADITIONAL OFFICE PRINTERS HAVE UNDERGONE A GRADUAL TRANSFORMATION FROM
SIMPLE, PRINT-ONLY PRODUCTS TO MORE ADVANCED, PRODUCTIVITY-ORIENTED DEVICES SUPPORTING A RANGE OF DOCUMENT FINISHING OPTIONS. XIONICS' IPS IS A KEY
ENABLING TECHNOLOGY THAT IS BEING DESIGNED TO FACILITATE THE CONTINUED
EVOLUTION OF THESE PRODUCTS INTO NETWORK-CONNECTED PERIPHERALS WITH INTEGRATED PRINT, COPY, SCAN AND FAX CAPABILITIES.
- -------------------------------------------------------------------------------





SCALABLE
   TECHNOLOGIES






                                   [ARTWORK]

The artwork shows a semicircle graph indicating the transition in the office device market from basic printers and standalone copiers to multifunction peripherals.










                CAPABILITY
                            MULTIFUNCTION PERIPHERALS

================================================================================
     NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................     3
Risk Factors..........................     5
The Company...........................    12
Use of Proceeds.......................    12
Dividend Policy.......................    12
Capitalization........................    13
Dilution..............................    14
Selected Consolidated Financial
  Data................................    15
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    16
Business..............................    22
Management............................    34
Certain Transactions..................    40
Principal Stockholders................    42
Description of Capital Stock..........    44
Shares Eligible for Future Sale.......    46
Underwriting..........................    48
Legal Matters.........................    49
Experts...............................    49
Reports to Stockholders...............    49
Additional Information................    49
Index to Consolidated Financial
  Statements..........................   F-1

                            ------------------------

     UNTIL             , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
================================================================================
================================================================================

                                2,500,000 SHARES

                                [LOGO] XIONICS
                                       Document Technologies
                                  COMMON STOCK

                               ------------------
                                   PROSPECTUS
                               ------------------

                          ADAMS, HARKNESS & HILL, INC.

                        SOUNDVIEW FINANCIAL GROUP, INC.

                                          , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


     Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, other than the underwriting discount, are estimated as follows:

        SEC Registration Fee..............................................  $ 11,897
        NASD Fees.........................................................  $  3,950
        Nasdaq National Market Listing Fees...............................  $ 42,577
        Printing and Engraving Expenses...................................  $      *
        Legal Fees and Expenses...........................................  $      *
        Accountants' Fees and Expenses....................................  $      *
        Expenses of Qualification Under State Securities Laws, Including
          Attorneys' Fees.................................................  $ 20,000
        Transfer Agent and Registrar's Fees...............................  $      *
        Miscellaneous Costs...............................................  $      *
                                                                            --------
          Total...........................................................  $800,000
                                                                            ========

- ---------------
* To be provided by amendment.


ITEM 14.  INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

     Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

     The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-Laws of the Company, copies of which are filed herein as Exhibits 3.1 and 3.2, provide for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

     The Company intends to maintain insurance for the benefit of its directors and officers insuring such persons against certain liabilities, including liabilities under the securities laws.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     On June 30, 1993, in connection with the reorganization of the Registrant, the Registrant entered into a Stock Purchase and Exchange Agreement dated as of such date (the "Agreement") with certain of the stockholders of Xionics International Holdings, Ltd ("Xionics International"). Pursuant to the terms of this Agreement, the Registrant issued shares of its capital stock to the following stockholders for the consideration described herein. The Registrant issued 1,773,009 shares of Class A Convertible Preferred Stock and 1,311,276 shares of Class B Redeemable Preferred Stock to Hambro International Venture Fund II ("HIVF II"). In consideration for such shares, HIVF II exchanged 288,384 common shares and 827,117 preference shares of Xionics International, and agreed to cancel $1,797,831.92 in certain indebtedness of Xionics International to HIVF
II. Under the Agreement, the Registrant also issued 363,146 shares of Class A Convertible Preferred Stock and 268,525 shares of Class B Redeemable Preferred Stock to Hambro International Venture Fund Offshore II ("HIVFO II"). HIVFO II exchanged 59,066 common shares and 169,409 preference shares of Xionics International, and agreed to cancel $368,231.52 in certain indebtedness of Xionics International to HIVFO II. The Registrant also issued 524,284 shares of Class A Common Stock, 86,622 shares of Class A Convertible Preferred Stock and 288,026 shares of Class B Redeemable Preferred Stock to Monument Trust Company ("MTC"). Pursuant to the terms of the Agreement, MTC exchanged 416,735 common shares and 195,833 preference shares of Xionics

International, and agreed to cancel indebtedness in the amount of $374,635.58 of Xionics International to MTC. Pursuant to the Agreement, the Registrant also issued 17,045 shares of Common Stock to Peter Santeusanio, 69,626 shares of Common Stock to Ian Richardson and 1,268 shares of Common Stock to Keith Miller in exchange for an equal number of common shares of Xionics International held by each individual.

     On June 30, 1993, the Registrant issued 504,292 shares of Common Stock to Peter Santeusanio pursuant to a restricted stock purchase agreement between the Registrant and Mr. Santeusanio for an aggregate consideration of $5,043.

     On June 30, 1993, the Registrant issued 200,778 shares of Common Stock to Ian Richardson for an aggregate consideration of $2,008.

     On November 9, 1994, the Registrant issued 1,184,695 shares of Class A Convertible Preferred Stock to Phoenix Technologies Ltd. ("Phoenix") for an aggregate consideration of $750,000 in cash and certain assets of Phoenix having an approximate value of $2,300,000.

     On August 25, 1995, the Registrant entered into a Class C Preferred Stock Purchase Agreement with certain of its existing stockholders and certain new investors (the "Class C Preferred Stock Financing") pursuant to which the Registrant issued shares of its Class C Redeemable Convertible Preferred Stock. The Registrant issued 653,707 shares of Class C Redeemable Convertible Preferred Stock to Phoenix for an aggregate consideration consisting of $1,900,000, consisting of the cancellation of indebtedness of the Registrant to Phoenix in that amount. The Registrant also issued 766,078 shares of Class C Redeemable Convertible Preferred Stock to HIVF II for an aggregate consideration of $2,261,605, consisting of $415,000 cash, and the surrender for cancellation of shares of Class B Redeemable Preferred Stock and promissory notes of the Registrant having an aggregate value of $1,811,605. The Registrant also issued 161,934 shares of Class C Redeemable Convertible Preferred Stock to HIVFO II for an aggregate consideration of $456,053, consisting of $85,000 in cash and the surrender for cancellation of shares of Class B Redeemable Preferred Stock and promissory notes of the Registrant having a value of $371,053. Under the Class C Preferred Stock Financing, the Registrant also issued 122,585 shares of Class C Redeemable Convertible Preferred Stock to MTC for an aggregate consideration of $356,923, consisting of the surrender of shares of Class B Redeemable Preferred Stock of the Registrant with a value of $356,293. The Registrant issued 516,085 shares of Class C Redeemable Convertible Preferred Stock to Mytech Funds, L.P. for an aggregate consideration of $1,500,000 in cash. The Registrant also issued 344,056 shares of Class C Redeemable Convertible Preferred Stock to PUSH Incorporated for an aggregate consideration of $1,000,000 in cash, and 68,811 shares of Class C Redeemable Convertible Preferred Stock to ADD Venture Associates, L.P. and 34,406 shares of Class C Redeemable Convertible Preferred Stock to ADD Venture Associates II, L.P. for an aggregate consideration of $200,000 and $100,000, respectively, in cash.

     On September 29, 1995, the Registrant issued 10,000 shares of Common Stock to John Pearce for an aggregate consideration of $2,000, in cash.

     On November 7, 1995, the Registrant issued 29,630 shares of Common Stock to Karl Marks in exchange for 25% of the equity of HiBRIC Technology Gesellschaft fur Mikroelectronic mbH, subsequently renamed Xionics Document Technologies GmbH.

     On December 22, 1995, the Registrant issued 1,000,000 shares of Class D Preferred Stock to Adobe Systems Incorporated for an aggregate consideration of $4,500,000 in cash.

     On May 9, 1996, the Registrant issued 116,979 shares of Class C Redeemable Convertible Preferred Stock to Phoenix pursuant to an option granted to Phoenix by the Registrant in connection with the Class C Preferred Stock Financing.

     The Registrant has, from time to time, issued an aggregate of 161,390 shares of restricted Common Stock to various former employees and former directors upon the exercise of options granted pursuant to the Company's 1993 Stock Option Plan and 1995 Stock Option Plan for an aggregate consideration of $32,030 at an exercise price of $0.20 per share.

     No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of certain restricted shares, options to purchase Common Stock and shares issuable upon the exercise of such options, Rule 701 of the Act. All of the foregoing securities are deemed restricted securities for purposes of the Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) The following is a list of exhibits filed as a part of this registration statement:

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
- ------    -----------------------------------------------------------------------------------
  1.1     Form of Underwriting Agreement by and among Registrant, the Selling Stockholder and the Underwriters (to be filed by amendment).
  3.1     Form of Amended and Restated Certificate of Incorporation of the Registrant (to be
          filed by amendment).
  3.2     Form of Amended and Restated By-Laws of Registrant (to be filed by amendment).
  4.1     Specimen Certificate for Shares of the Registrant's Common Stock, $.01 par value
          (to be filed by amendment).
  5.1     Opinion of Bingham, Dana & Gould LLP with respect to the legality of the shares being registered (to be filed by amendment).
 10.1     1996 Stock Option Plan and related form of stock option agreement.
 10.2     1995 Stock Option Plan and related form of stock option agreement.
 10.3     1993 Stock Option Plan and related form of stock option agreement.
 10.4     1996 Directors' Stock Option Plan (to be filed by amendment).
 10.5     1996 Employee Stock Purchase Plan (to be filed by amendment).
 10.6     Class C Preferred Stock Purchase Agreement dated August 25, 1995.
 10.7     Second Amended and Restated Shareholder Agreement, dated December 22, 1995.
 10.8     Credit Agreement, dated September 25, 1995, between the Company and Fleet Bank of
          Massachusetts, N.A.
 10.9     Asset Purchase Agreement by and between Phoenix Technologies Ltd. and Xionics
          International Holdings, Inc., dated September 30, 1994.
 10.10    Computer Technology License Agreement between Phoenix Technologies Ltd. and
          Hewlett-Packard Company for PhoenixPage Software Products dated September 30, 1994 as amended (including amended and restated Amendment No. 1 between the Registrant and Hewlett-Packard, effective as of March 8, 1996) (to be filed by amendment).*
 10.11    Lease by and between the Registrant and E & F Realty Associates Limited Partnership
          of Property at One Twenty Eight Corporate Center, 70 Blanchard Road, Burlington,
          Massachusetts, dated November 29, 1994, including First Amendment to Lease, dated
          August 9, 1995.
 10.12    Adobe Repurchase Agreement (together with related General Release Agreements), dated May 17, 1996.
 10.13    Stock Option Agreement between the Company and Robert E. Gilkes.
 10.14    Consulting Services Agreement between the Company and Thomas A. St. Germain.
 10.15    Severance Agreement between the Company and Peter M. Santeusanio.
 10.16    Form of Invention and Nondisclosure Agreement.
 10.17    Amended and Restated Registration Rights Agreement.
 11.1     Computation of Per Share Earnings.
 21.1     Subsidiaries of Registrant.
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of Bingham, Dana & Gould LLP, counsel to Registrant (to be included in
          Exhibit 5.1).
 24.1     Power of Attorney (included in signature page to Registration Statement).

- ---------------

* Confidential treatment to be requested for certain portions of this exhibit.



     (b) Financial Statement Schedules

                    SCHEDULE NO.                             DESCRIPTION
                    ------------                             -----------
                    Schedule II                   Valuation and Qualifying Accounts

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended ("Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 hereof, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) To provide the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

          (2) That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (3) That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 24th day of May, 1996.

                                          Xionics Document Technologies, Inc.

                                          By: /s/  Robert E. Gilkes
                                            Robert E. Gilkes
                                            President and
                                            Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

     Each person whose signature appears below hereby appoint each of Robert Downs and Gerard T. Feeney severally, acting alone and without the other, his true and lawful attorneys-in-fact with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this Registration Statement on Form S-1, to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorneys-in-fact executing the same deems appropriate.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

               SIGNATURE                                   TITLE                       DATE
- ----------------------------------------   -------------------------------------   -------------
/s/  Robert E. Gilkes                      President and Chief Executive           May 24, 1996
- ----------------------------------------   Officer; Director (principal
Robert E. Gilkes                           executive officer)
/s/  Richard A. D'Amore                    Director                                May 24, 1996
- ----------------------------------------
Richard A. D'Amore
                                           Director
- ----------------------------------------
Ronald D. Fisher
/s/  David R. Skok                         Director                                May 24, 1996
- ----------------------------------------
David R. Skok
/s/  Paul R. Low                           Director                                May 24, 1996
- ----------------------------------------
Paul R. Low
/s/  Thomas A. St. Germain                 Director                                May 24, 1996
- ----------------------------------------
Thomas A. St. Germain
/s/  Gerard T. Feeney                      Vice President-Finance, Chief           May 24, 1996
- ----------------------------------------   Financial Officer, Treasurer
Gerard T. Feeney                           (principal financial and accounting
                                           officer)

              REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ON SCHEDULE

TO XIONICS DOCUMENT TECHNOLOGIES, INC. AND SUBSIDIARIES

     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Xionics Document Technologies, Inc. and subsidiaries as of June 30, 1995 and March 31, 1996 and the related statements of operations, redeemable preferred stock and stockholders' equity (deficit) and cash flows for the years ended June 30, 1994 and 1995 and the nine months ended March 31, 1996, included in this Registration Statement, and have issued our report thereon dated May 17, 1996. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in S-2 is the responsibility of the Company's management and is presented for the purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                            ARTHUR ANDERSEN LLP

Boston, Massachusetts
May 17, 1996

                       VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED JUNE 30, 1994, 1995 AND FOR THE NINE MONTHS ENDED MARCH 31,
                                      1996

                                                  BALANCE,
                                                BEGINNING OF      CHARGED                       BALANCE,
       ALLOWANCE FOR DOUBTFUL ACCOUNTS              YEAR         TO EXPENSE     WRITE-OFFS     END OF YEAR
- ---------------------------------------------   ------------     ----------     ----------     -----------
Year ended June 30, 1994.....................     $136,000         $25,000        $ (4,000)      $157,000
Year ended June 30, 1995.....................      157,000          63,000         (16,000)       204,000
Nine Months ended March 31, 1996.............      204,000              --         (39,000)       165,000

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                               DESCRIPTION OF DOCUMENT                              PAGE
- ------    -----------------------------------------------------------------------------   -----
  1.1     Form of Underwriting Agreement by and among Registrant, the Selling
          Stockholder and the Underwriters (to be filed by amendment).
  3.1     Form of Amended and Restated Certificate of Incorporation of the Registrant
          effective on the closing date of this offering (to be filed by amendment).
  3.2     Form of Amended and Restated By-Laws of Registrant as proposed to be amended and restated effective on the closing date of this offering (to be filed by amendment).
  4.1     Specimen Certificate for Shares of the Registrant's Common Stock, $.01 par
          value (to be filed by amendment).
  5.1     Opinion of Bingham, Dana & Gould LLP with respect to the legality of the shares being registered (to be filed by amendment).
 10.1     1996 Stock Option Plan and related form of stock option agreement.
 10.2     1995 Stock Option Plan and related form of stock option agreement.
 10.3     1993 Stock Option Plan and related form of stock option agreement.
 10.4     1996 Directors' Stock Option Plan (to be filed by amendment).
 10.5     1996 Employee Stock Purchase Plan (to be filed by amendment).
 10.6     Class C Preferred Stock Purchase Arrangement dated August 25, 1995.
 10.7     Second Amended and Restated Shareholder Agreement, dated December 22, 1995.
 10.8     Credit Agreement, dated September 25, 1995, between the Company and Fleet
          Bank of Massachusetts, N.A.
 10.9     Asset Purchase Agreement by and between Phoenix Technologies Ltd. and Xionics
          International Holdings, Inc., dated September 30, 1994.
 10.10    Computer Technology License Agreement between Phoenix Technologies Ltd. and
          Hewlett- Packard Company for PhoenixPage Software Products dated September
          30, 1994 as amended (including amended and restated Amendment No. 1 between the Registrant and Hewlett- Packard, effective as of March 8, 1996) (to be filed by amendment).
 10.11    Lease by and between the Registrant and E & F Realty Associates Limited
          Partnership of Property at One Twenty Eight Corporate Center, 70 Blanchard
          Road, Burlington, Massachusetts, dated November 29, 1994, including First
          Amendment to Lease, dated August 9, 1995.
 10.12    Adobe Repurchase Agreement (together with related General Release
          Agreements), dated May 17, 1996.
 10.13    Stock Option Agreement between the Company and Robert E. Gilkes.
 10.14    Consulting Services Agreement between the Company and Thomas A. St. Germain.
 10.15    Severance Agreement between the Company and Peter M. Santeusanio.
 10.16    Form of Invention and Nondisclosure Agreement.
 10.17    Amended and Restated Registration Rights Agreement.
 11.1     Computation of Per Share Earnings.
 21.1     Subsidiaries of Registrant.
 23.1     Consent of Arthur Andersen LLP.
 23.2     Consent of Bingham, Dana & Gould LLP, counsel to Registrant (to be included in Exhibit 5.1).
 24.1     Power of Attorney (included in signature page to Registration Statement).